UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DURECT Corporation

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DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2016

On Wednesday, June 22, 2016, DURECT Corporation (the “Company”), will hold its 2016 Annual Meeting of Stockholders (the “Meeting”) at 10240 Bubb Road, Cupertino, CA 95014. The Meeting will begin at 9:00 a.m. local time.

Only stockholders who owned common stock at the close of business on April 25, 2016 can vote at the Meeting or any adjournment that may take place. At the Meeting, the stockholders will:

1.	Elect three Class I directors of our Board of Directors to serve until the 2019 annual meeting of stockholders;

2.	Approve an amendment to the 2000 Stock Plan to increase the number of shares of the Company’s Common Stock available for issuance by 5,000,000 shares and to re-approve its material terms;

3.	Hold an advisory vote on executive compensation;

4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

5.	Transact any other business properly brought before the Meeting.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

The Board of Directors recommends that you vote in favor of each of the nominees for director and in favor of each of the other three proposals outlined in the attached Proxy Statement.

We cordially invite all stockholders to attend the Meeting in person. However, whether or not you expect to attend the Meeting in person, please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy card. If you send in your proxy card and then decide to attend the Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Following the Meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

/s/ Matthew J. Hogan

Matthew J. Hogan

Chief Financial Officer and Secretary

Cupertino, California

April 28, 2016

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting To Be

Held on June 22, 2016.

The Proxy Statement, a proxy card and our 2016 Annual Report are available free of charge on the Internet at https://proxydocs.com/DRRX.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

PROXY STATEMENT

FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

JUNE 22, 2016

Our Board of Directors is soliciting proxies for the 2016 annual meeting of stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

The Board has set April 25, 2016 as the record date for the Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Meeting, with each share entitled to one vote. Stockholders who hold shares in “street name” may vote at the Meeting only if they hold a valid proxy from their broker. As of the record date, there were 123,465,281 shares of common stock outstanding and entitled to vote at the Meeting.

Voting materials, which include this Proxy Statement, a proxy card and our 2016 Annual Report, will be mailed to stockholders on or about May 16, 2016. These materials are also available free of charge on the Internet at https://proxydocs.com/DRRX.

Our Annual Report on Form 10-K for the year ended December 31, 2015, which we refer to as our 2016 Annual Report, is available on the Internet at our website at www.durect.com in the Investor Relations section or through the SEC’s electronic data system called IDEA (formerly EDGAR) at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you without charge, either: write to Investor Relations, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014 or e-mail Investor Relations at “info@durect.com.”

In this Proxy Statement:

●	“We,” “us,” “our” and the “Company” refer to DURECT Corporation

●	“Annual Meeting” or “Meeting” means the 2016 annual meeting of stockholders

●	“Board of Directors” or “Board” means our Board of Directors

●	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Annual Meeting

The Annual Meeting is being held on Wednesday, June 22, 2016, at 9:00 a.m. local time at 10240 Bubb Road, Cupertino, CA 95014. All stockholders who own shares of our stock as of April 25, 2016, the record date, may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on April 25, 2016, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint James E. Brown and Matthew J. Hogan as your representatives at the Meeting. James E. Brown and Matthew J. Hogan will vote your shares at the Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy card. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card in advance of the Meeting just in case your plans change.

Proposals to Be Voted on at This Year’s Annual Meeting

You are being asked to vote on:

1.	The election of three Class I directors to serve on our Board of Directors until our 2019 annual meeting of stockholders;

2.	An amendment to the 2000 Stock Plan to increase the number of shares of the Company’s Common Stock available for issuance by 5,000,000 shares and to re-approve its material terms;

3.	An advisory vote on the approval of executive compensation; and

4.	The ratification of our appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends a vote FOR each nominee for director and FOR each other proposal.

Voting Procedure

You may vote by mail, phone or the Internet.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. To vote by phone or the Internet, please follow the instructions as listed on the proxy card.

You may vote in person at the Meeting.

We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

You may change your mind after you have returned your proxy.

If you change your mind after you return your proxy, you may revoke your proxy at any time before the polls close at the Meeting. You may do this by:

●	signing another proxy with a later date, or

●	voting in person at the Annual Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement and annual report is being delivered to you if you share an address with another stockholder, unless we receive contrary instructions from you or one of the other stockholder(s). We will deliver promptly upon written or oral request a separate copy of the Proxy Statement and annual report to you if you share an address to which we delivered a single copy of the documents; this request should be directed to Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014, 408-777-4936.

Quorum Requirement

Shares are counted as present at the Meeting if the stockholder either:

●	is present and votes in person at the Meeting, or

●	has properly submitted a proxy card.

A majority of our outstanding shares as of the record date must be present at the Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If you are a beneficial owner of shares and your brokerage firm or other similar organization does not receive voting instructions from you, your brokerage firm may either:

●	vote your shares on routine matters, or

●	leave your shares unvoted.

If you are a beneficial owner and hold your shares in “street name” through a broker or other nominee and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4) because that is deemed to be a routine matter, but the broker could not vote your shares for any of the other three proposals on the agenda for the Annual Meeting.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Assuming a quorum is present, the three nominees receiving the highest number of votes of shares that are present and entitled to vote will be elected as Class I directors. The vote required to approve the proposed amendment to the 2000 Stock Plan, including an increase to the number of shares of the Company’s Common Stock available for issuance by 5,000,000 shares and to re-approve its material terms, as set forth in Proposal 2, and to ratify the appointment of the independent registered public accounting firm, as set forth in Proposal 4, is the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

Proposal 3 is an advisory vote; however, the Compensation Committee and the Board of Directors will consider the voting results on these proposals.

Vote Solicitation; No Use of Outside Solicitors

DURECT Corporation is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers, agents, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting. The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you are a shareholder of record (that is, if your shares are held in your name and not in street name by a brokerage firm) and you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Meeting. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in a current report on Form 8-K, which we will file with the SEC within four business days of the meeting. You can get a copy on our website at www.durect.com in the Investor Relations section, by contacting Matthew J. Hogan, our Chief Financial Officer, at (408) 777-4936 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the IDEA (formerly EDGAR) system at www.sec.gov.

Other Business

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to James E. Brown and Matthew J. Hogan to vote on such matters at their discretion.

Stockholder Proposals For The 2017 Annual Meeting

To have your proposal included in our proxy statement for our 2017 annual meeting, you must submit your proposal in writing no later than December 29, 2016 to Matthew J. Hogan, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014. Any such proposal must also comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, as well as our bylaws, which may be obtained free of charge by written request to Matthew J. Hogan, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014.

Pursuant to our bylaws, stockholders must provide notice of any business that they wish to submit for consideration at the 2017 annual meeting to our executive offices (Attention: Secretary) no later than March 24, 2017 and no earlier than February 22, 2017; provided, however, that if the 2017 annual meeting is moved more than 30 days prior to or 60 days after the anniversary of the Annual Meeting and less than 60 days’ notice is provided to stockholders, then notice of a stockholder proposal must be received within 10 days of public notice of the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes, with staggered three-year terms. Our Class I directors, whose terms expire at the Annual Meeting and who are being nominated for re-election, are Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke. Our Class II directors, whose terms expire at our 2017 annual meeting, are David R. Hoffmann, Jon S. Saxe and Jay Shepard. Our Class III directors, whose terms expire at our 2018 annual meeting, are James E. Brown and Armand P. Neukermans. You only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms. Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke, currently Class I directors, are nominees for re-election at the Annual Meeting. Each nominee has consented to serve an additional three-year term.

Vote Required

If a quorum is present, the three nominees receiving the highest number of votes of shares that are present and entitled to vote will be elected as directors for the ensuing three years. Unless marked otherwise, proxies received will be voted FOR the election of Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke. If additional people are nominated for election as directors through the stockholder proposal process which includes written notification to us within specified time frames, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed above are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Continuing Directors

The names of our continuing directors, their ages as of April 25, 2016 and certain other information about them are set forth below:

Name	Age	Position
James E. Brown, D.V.M.	59	President, Chief Executive Officer and Director
Felix Theeuwes, D.Sc.	78	Chairman and Chief Scientific Officer
Simon X. Benito (1)(2)(3)	71	Director, Chairman of the Nominating and Corporate Governance Committee
Terrence F. Blaschke, M.D. (3)	73	Director
Jay Shepard (3)	58	Director
Armand P. Neukermans, Ph.D. (1)	75	Director, Chairman of the Compensation Committee
David R. Hoffmann (1)(2)	71	Lead Independent Director, Chairman of the Audit Committee
Jon S. Saxe (1)(2)	79	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

James E. Brown, D.V.M. co-founded DURECT in February 1998 and has served as our President, Chief Executive Officer and a Director since June 1998. He previously worked at ALZA Corporation as Vice President of Biopharmaceutical and Implant Research and Development from June 1995 to June 1998. Prior to that, Dr. Brown held various positions at Syntex Corporation, a pharmaceutical company, including Director of Business Development from May 1994 to May 1995, Director of Joint Ventures for Discovery Research from April 1992 to May 1995, and held a number of positions including Program Director for Syntex Research and

Development from October 1985 to March 1992. Dr. Brown holds a B.A. from San Jose State University and a D.V.M. (Doctor of Veterinary Medicine) from the University of California, Davis where he also conducted post-graduate work in pharmacology and toxicology. Dr. Brown’s scientific expertise and pharmaceutical industry experience as well as the valuable perspective as the Company’s Chief Executive Officer and co-founder into the management, strategies and operations of the Company are among the special qualifications that he brings to his service as a Director of the Company.

Felix Theeuwes, D.Sc. co-founded DURECT in February 1998 and has served as our Chairman and Chief Scientific Officer since July 1998. Prior to that, Dr. Theeuwes held various positions at ALZA Corporation, including President of New Ventures from August 1997 to August 1998, President of ALZA Research and Development from 1995 to August 1997, President of ALZA Technology Institute from 1994 to April 1995 and Chief Scientist from 1982 to June 1997. Dr. Theeuwes holds a D.Sc. degree in Physics from the University of Leuven (Louvain), Belgium. He also served as a post-doctoral fellow and visiting research assistant professor in the Department of Chemistry at the University of Kansas and has completed the Stanford Executive Program. Dr. Theeuwes’ scientific expertise in drug delivery and pharmaceutical industry experience and the unique perspective he has as the Company’s co-founder and its Chief Scientific Officer are among the qualifications he brings to the Board and his service as a Director of the Company.

Simon X. Benito has served as a director since April 2005. Mr. Benito is currently a director and chairman of the Audit Committee of Inovio Pharmaceuticals Corporation, a biomedical company. From 1974 to 1999, Mr. Benito held various positions at Merck & Co Inc. including Senior Vice President, Vaccine Division from 1996 to 1999, Executive Vice President, Merck-Medco Managed Care from 1994 to 1996 and Executive Director and Vice President, Merck Human Health, Japan from 1986-1993. Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales from 1969 to 1999 until his retirement from Merck. Mr. Benito’s pharmaceutical industry experience as relates to executive management, corporate transactions and international operations as well as his financial and accounting expertise are among the qualifications he brings to the Board and his service as a Director of the Company.

Terrence F. Blaschke, M.D. has served as a director since December 2006. Dr. Blaschke has served on the faculty of Stanford University since 1974 and is Professor of Medicine and Molecular Pharmacology (Emeritus) at the Stanford University School of Medicine. From 2012 to January 2016, he was a senior program officer, Global Health Discovery and Translational Science at the Bill and Melinda Gates Foundation. Dr. Blaschke held the position of Vice President of Methodology and Science at Pharsight Corporation from 2000 to 2002. Dr. Blaschke has served as an independent consultant working with a number of leading pharmaceutical and biotechnology companies. Dr. Blaschke was formerly a board member of Therapeutic Discovery Corporation and Crescendo Pharmaceuticals, two publicly-traded companies. He has also worked as a special government employee for the U.S. Food and Drug Administration (“FDA”) and has served as the chairman of the FDA’s Generic Drugs Advisory Committee. Dr. Blaschke’s medical and scientific expertise and pharmaceutical industry experience as relates to drug development are among the qualifications he brings to the Board and his service as a Director of the Company.

Armand P. Neukermans, Ph.D. has served as a Director since March 2001. Dr. Neukermans founded Xros, Inc. in December 1996. Xros was acquired by and became a division of Nortel Networks in March 2000. Throughout and until June 2002, Dr. Neukermans held the position of Chairman and Chief Technical Officer at Xros. In October 1993, Dr. Neukermans founded Adagio Associates, a consulting firm in the area of instrumentation, metrology and microfabrication and currently serves as its President. From 1992 to 1993, Dr. Neukermans was Vice President, Systems Development at Teknekron TSDC. Between 1985 and 1992, Dr. Neukermans held various positions at Tencor Instruments including Vice President and Chief Technical Officer. From 1973 to 1985, Dr. Neukermans held various positions at Hewlett Packard Company, HP Labs, including Department Manager. Dr. Neukermans holds an Engineer’s Degree in Mechanical and Electrical Engineering from Louvain University, an M.S. in Electrical Engineering from Arizona State University and a Ph.D. in Applied Physics from Stanford University. Dr. Neukermans was named Silicon Valley Inventor of the

Year in 2001. Dr. Neukerman’s engineering and technical expertise and general industrial experience as relates to executive management and business operations are among the qualifications he brings to the Board and his service as a Director of the Company.

David R. Hoffmann has served as a director since December 2002 and as Lead Independent Director since December 2010. Mr. Hoffmann is retired from ALZA Corporation (now a Johnson & Johnson company) where he held the positions of Vice President and Treasurer from 1992 to until his retirement in October 2002, Vice President of Finance from 1982 to 1992, and Director of Accounting/Finance from 1976 to 1982. Mr. Hoffmann is currently Chief Executive Officer of Hoffmann Associates, a multi-group company specializing in cruise travel and financial and benefits consulting. Mr. Hoffmann holds a B.S. in Business Administration from the University of Colorado. Mr. Hoffmann is currently a member of the Board of Directors and chairman of the Audit Committee of Threshold Pharmaceuticals, a biotechnology company. Mr. Hoffmann’s financial and accounting expertise has caused the Board to designate him as the Audit Committee’s financial accounting expert. In addition, his pharmaceutical industry experience as relates to executive management, treasury, employee benefits and audit matters is an additional qualification he brings to the Board and his service as a Director of the Company.

Jon S. Saxe has served as a director since September 2003. Mr. Saxe is currently a director of a number of biotechnology and pharmaceutical companies including SciClone, VistaGen and several private companies. From January 1995 to May 1999, Mr. Saxe was President of Protein Design Labs. During 1999, he was an Executive-in-Residence at Institutional Venture Partners, a venture capital firm. Mr. Saxe was President of Saxe Associates, a biotechnology and pharmaceutical consulting firm, from May 1993 to December 1994. He served as President, Chief Executive Officer and as a director of Synergen, Inc., a biopharmaceutical company acquired by Amgen from October 1989 to April 1993. From August 1984 through September 1989, Mr. Saxe was Vice President, Licensing and Corporate Development at Hoffmann-LaRoche and also head of the patent law department and Associate General Counsel at the company from September 1978 through September 1989. Mr. Saxe received his B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law and an LL.M. from New York University School of Law. Mr. Saxe’s legal and business expertise and pharmaceutical industry experience as relates to executive management, licensing, corporate development, intellectual property and legal matters and his board experience including as chairperson of audit and compensation committees are among the qualifications he brings to the Board and his service as a Director of the Company.

Jay Shepard has served as a Director since September 2013. Mr. Shepard has over 30 years’ experience in the pharmaceutical, biotechnology and drug delivery fields. Mr. Shepard currently serves as President and Chief Executive Officer of Versartis, Inc. and serves as a board member of Marinus Pharmaceuticals. From 2010 until 2012, he was President and Chief Executive Officer of NextWave Pharmaceuticals, a pediatric focused therapeutics company which was acquired in November 2012 by Pfizer in a deal valued up to $700 million shortly after NextWave obtained FDA approval for Quillivant XR™, a treatment for Attention-Deficit Hyperactivity Disorder (ADHD). While serving at NextWave, Mr. Shepard maintained a strategic advisor relationship with Sofinnova Ventures, which he joined in 2008 as an Executive-in-Residence. Prior to Sofinnova Ventures, Mr. Shepard was President and CEO of Ilypsa, a nephrology therapeutics company acquired by Amgen for $420 million. He then helped with Ilypsa’s spin-out company, Relypsa, serving as interim President and CEO. Before Ilypsa, Mr. Shepard served as Vice President, Commercial Operations at Telik, where he was responsible for all activities related to market preparation toward the launch of the company’s lead oncology compounds. Previously, he was Vice President of ALZA Pharmaceuticals’ Oncology Business Unit, having held leadership positions of increasing responsibility in the establishment and operation of ALZA’s specialty pharmaceutical sales and marketing group. Mr. Shepard began his career in pharmaceutical sales and marketing at Ortho Pharmaceutical and Syntex Laboratories. Mr. Shepard’s executive leadership experience with pharmaceutical companies and his expertise with respect to sales, marketing and commercialization of pharmaceutical products are among the qualifications he brings to the Board and his service as a Director of the Company.

There are no family relationships among any of our directors or executive officers.

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters; the Board is our governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs our day-to-day operations. The Board reviews succession planning on an annual basis and has a written succession plan. Our Board currently consists of 8 directors.

“Independent” Directors.    Each of our directors other than Drs. Theeuwes and Brown qualify as “independent directors” as defined under NASDAQ rules. NASDAQ’s definition of independent director includes a series of objective tests, such as that the director is not a Company employee and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by our directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board and Committee Responsibilities.    The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of the Company and its stockholders. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by us.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board.

Board Leadership Structure.    The roles of Board chair and principal executive officer are currently separated. Our Board chair is currently Felix Theeuwes, our Chief Scientific Officer, and our principal executive officer is currently James E. Brown, our President and Chief Executive Officer and also a director. By having these officers serve on the Board, the Company believes it can better ensure that relevant information is made available directly between management and the Board. We also believe this separation of responsibilities provides an appropriate delegation of duties and responsibilities, with our Board chair concentrating on the strategic opportunities and direction of the Company with guidance from the Board, and our principal executive officer focusing on the management and coordination of the operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the Board of Directors.

In addition, in December 2010, David R. Hoffmann was designated lead independent director. As lead independent director, his duties include serving as the principal liaison between the Chairman and the independent directors, consulting with the Chairman concerning information sent to the Board, meeting agendas and schedules for the Board and ensuring that he is available for consultation and direct communication with stockholders, if requested, and he also has the authority to call meetings of the independent directors. As in the past, it is expected that executive sessions will be conducted including the Chairman and independent directors (excluding the Chief Executive Officer) and including just the independent directors, in each case with the lead independent director chairing the executive session, at each regularly scheduled meeting of the Board of Directors.

Board Oversight of Risk.    The Board of Directors is responsible for overseeing the Company’s risks. In carrying out this responsibility, the Board evaluates the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and ensures that management has established effective systems and processes for managing the Company’s risks. Additionally, because risk is inherently present in the Company’s strategic decisions, the Board analyzes risk on an ongoing basis in connection with its consideration of specific proposed actions.

While the Board is responsible for oversight, management is responsible for identifying and communicating risk to the Board. Management fulfills this obligation in a variety of ways, including its establishment of appropriate and effective internal processes for the identification of risk. Management may report its findings to the full Board or its committees. Committees of the Board play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls, and the Compensation Committee, which oversees risks present in the Company’s compensation programs. Committees, to the extent that they deem appropriate or as required by their charters, report their findings and deliberations with respect to risk to the full Board.

In fulfilling its duties, the Audit Committee oversees and works in conjunction with our independent registered public accounting firm, Ernst & Young, LLP. In accordance with its charter, the Audit Committee is responsible for making examinations as necessary to monitor corporate financial reporting and the internal and external audits of the Company, reporting to the Board the results of such examinations and recommending changes that may be made in the Company’s internal accounting controls. The Compensation Committee, with the assistance of its compensation consultants, periodically reviews the Company’s compensation policies and profile with management to ensure that executive compensation incentivizes its executive officers to meet the Company’s goals and strategic objectives. The Audit Committee periodically performs an analysis of risks arising from our compensation policies and practices and has concluded that such policies and practices are not reasonably likely to expose the Company to material risk.

Board Committees and Charters.    The Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each of the Board committees has a written charter approved by the Board. Copies of each charter are available on our website at www.durect.com under “About DURECT—Corporate Policies/Governance.”

Audit Committee.    The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee held five meetings in 2015. The responsibilities and activities of the Audit Committee are described in greater detail in the “Audit Committee Report.” At the end of the last fiscal year, the Audit Committee was composed of the following directors: Simon X. Benito, David R. Hoffmann and Jon S. Saxe. Mr. Hoffmann has served as Chairman of the Audit Committee since September 2004.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Our independent registered public accounting firm, Ernst & Young LLP, provides the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Ernst & Young are pre-approved by the Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm.

As required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established for members of audit committees. The Audit Committee also includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. David R. Hoffmann is the director who has been determined by the Board of Directors to be the Audit Committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hoffmann’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Hoffmann any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.    The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, and administers our stock option plans, including reviewing and granting stock options to executive officers. The Compensation Committee also reviews and approves various other Company compensation policies and matters. The Compensation Committee held two meetings in 2015. For more information, see the “Compensation Committee Report.” At the end of the last fiscal year, the Compensation Committee was composed of Simon X. Benito, David R. Hoffmann, Armand P. Neukermans and Jon S. Saxe. Dr. Neukermans has served as Chairman of the Committee since March 2004. As required by NASDAQ rules, the members of the Compensation Committee each qualify as “independent” under special standards established for members of compensation committees. In addition, the Compensation Committee, from time to time, retains independent compensation consultants to assist it with benchmarking of executive and Board compensation. In 2013, 2014 and 2015, the Compensation Committee retained Setren, Smallberg & Associates, Inc. as an independent compensation consultant, and previously, from 2008 to 2012, the Compensation Committee retained J. Richard & Co. as an independent compensation consultant. The process by which compensation is set for executive officers is described in the Compensation Discussion and Analysis below under the heading “Setting Officer Compensation.”

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends to the Board individuals, including individuals proposed by stockholders, qualified to serve as members of the Board and the nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected. The Nominating and Corporate Governance Committee also identifies, evaluates and recommends to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings. The Nominating and Corporate Governance Committee also is responsible for preparing and recommending to the Board adoption of corporate governance guidelines, reviewing and assessing our Code of Ethics, and overseeing and conducting an annual evaluation of the Board’s performance. The Nominating and Corporate Governance Committee held two meetings in 2015. At the end of the last fiscal year, the Nominating and Corporate Governance Committee was composed of Simon X. Benito, Terrence F. Blaschke and Jay Shepard. Mr. Benito was appointed as Chairman of the Committee at the end of 2013. As required by NASDAQ rules, the members of the Nominating and Corporate Governance Committee each qualify as “independent” under special standards established for members of the committee.

Criteria for Board Membership.    In recommending candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of our directors are independent under NASDAQ rules, and that members of the Audit Committee meet the financial literacy and sophistication requirements under NASDAQ rules and at least one of them qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Stockholder Nominees.    The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee, c/o Matthew J. Hogan, Chief Financial Officer and Secretary, 10260 Bubb Road, Cupertino, CA 95014 and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our bylaws and under the caption “Stockholder Proposals for 2016 Annual Meeting” above.

Process for Identifying and Evaluating Nominees.    The Nominating and Corporate Governance Committee believes that the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating and Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management, stockholder nominations, and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating and Corporate Governance Committee. Candidates meriting serious consideration will then meet with the members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board or presented for the approval of the stockholders, as appropriate.

Consideration of Diversity.    The Nominating and Corporate Governance Committee believes that the interests of the stockholders are best served by a Board of Directors whose members collectively have a diverse balance of experience, skills and characteristics as appropriate to our business because it encourages a full discussion on Board topics from a variety of viewpoints and with the benefit of many different experiences. Although we do not have a policy regarding diversity, in looking for a candidate who will best meet the particular needs of the Board at the time, the Nominating and Corporate Governance Committee does consider whether the specific skills, background and work experience of a candidate would add to and complement the existing viewpoints represented by the present Board members. The Nominating and Corporate Governance Committee believes that the current Board composition does represent a diversity of experience and skills appropriate to our business.

Attendance at Board, Committee and Annual Stockholders’ Meetings.    The Board held seven meetings in 2015. All directors are expected to attend each meeting of the Board and the committees on which they serve, and are also strongly encouraged to attend our annual meeting of stockholders. Each director attended at least 75% of all Board and applicable committee meetings during 2015. All directors attended our 2015 annual meeting of stockholders.

Communications from Stockholders to the Board.    The Board recommends that stockholders initiate any communications with the Board in writing and send them c/o the Company’s Secretary, Matthew J. Hogan. Stockholders can send communications by e-mail to matt.hogan@durect.com, by fax to (408) 777-3577 or by mail to Matthew J. Hogan, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Code of Ethics

In December 2003, the Board approved an amended Code of Ethics applicable to all of our employees, officers and directors. The purpose of the Code of Ethics is to deter wrongdoing and, among other things, promote compliance with applicable laws, fair dealing, proper use and protection of our assets, prompt and accurate public company reporting, reporting of accounting complaints or concerns and avoidance of conflicts of interest and usurpation of corporate opportunities.

Our Code of Ethics can be found on our corporate website at www.durect.com under “About DURECT—Corporate Policies/Governance.” If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver by a method selected by the Board of Directors and in conformity with applicable SEC and NASDAQ rules.

Whistleblower Policy

In December 2003, in compliance with Section 301 of the Sarbanes-Oxley Act, the Audit Committee of the Board of Directors established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters (“Whistleblower Policy”). Our Whistleblower Policy can be found on our corporate website at www.durect.com under “About DURECT—Corporate Governance.”

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE 2000 STOCK PLAN TO INCREASE THE NUMBER OF

SHARES OF OUR COMPANY’S COMMON STOCK AVAILABLE FOR ISSUANCE BY 5,000,000

SHARES AND REAPPROVAL OF ITS MATERIAL TERMS

General

The purpose of the Company’s 2000 Stock Plan (the “Stock Plan”) is to offer incentives to attract and retain the best available personnel for positions of substantial responsibility and by providing additional incentive to employees, consultants and directors to promote the success of the Company’s business. Stock options, stock purchase rights, restricted stock, restricted stock units, stock appreciation rights and cash awards may be granted under the Stock Plan (each an “Award”). Options granted under the Stock Plan may be either “incentive stock options,” as defined in section 422 of the Code, or non-statutory stock options.

As of April 25, 2016, Awards (net of expired or canceled Awards) covering an aggregate of 33,339,887 shares of common stock had been granted under the Stock Plan. 456,613 shares of common stock (plus any shares that might in the future be returned to the Stock Plan as a result of expiration of Awards) remain available for future grant under the Stock Plan. As of April 25, 2016, there were 28,774,535 options outstanding under the Stock Plan, with an average exercise price of $2.10 and a remaining average life of 5.9 years. There were no stock awards, other than stock options, outstanding under the Stock Plan as of April 25, 2016. The proposed increase of 5,000,000 available shares is intended to be sufficient to meet the Company’s projected needs for at least the next two years.

We are also asking our stockholders to approve the material terms of the Stock Plan so that the Company will continue to have the ability to grant “performance-based” awards (in addition to stock options and stock appreciation rights) that are intended to be exempt from the $1 million deductibility limit under Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to our chief executive officer and to each of our three other most highly-compensated executive officers (other than the chief financial officer) may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), we may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). Re-approval for Section 162(m) is required every five years, and if the stockholders approve the amended and restated Stock Plan stockholder re-approval of the material terms of the Stock Plan will not be required again under Section 162(m) until 2021. Obtaining stockholder approval is only one of several conditions that must be satisfied for awards under the Stock Plan to qualify as performance-based compensation, and the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, potentially with retroactive effect. Accordingly, it is possible that awards intended to qualify as performance-based compensation could be determined by the Internal Revenue Service not to so qualify. In addition, we may choose to provide awards under the Stock Plan that are not intended to qualify as performance-based compensation.

Two of the material terms of the Stock Plan are that the maximum number of shares that may be granted subject to options and other stock awards under the Stock Plan to any employee during any single fiscal year is 1,500,000 shares and that the maximum amount payable pursuant to any cash award granted under the Stock Plan for any fiscal year that is intended to qualify as “performance-based” compensation under Section 162(m) will not exceed $1,000,000. These limits are included in the Stock Plan specifically for purposes of Section 162(m).

To qualify stock awards other than options and stock appreciation rights as “performance-based” compensation, these Awards must be made subject to performance conditions approved by the Board’s Compensation Committee and our stockholders as required under Section 162(m) regulations. The Company may or may not apply performance criteria and qualify the Awards under Section 162(m), but the Company believes it is in the best interests of the Company and its stockholders to have the ability to do so.

The Stock Plan currently permits the Company to issue such Awards incorporating performance objectives and provides that these performance objectives (“Qualifying Performance Criteria”) may be based upon: (1) cash flow (including operating cash flow or free cash flow) ; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings) ; (3) earnings per share; (4) growth in earnings or earnings per share; (5) stock price; (6) return on equity or average stockholders’ equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) market share; (18) contract awards or backlog; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (23) improvement in workforce diversity; and (24) such other similar criteria as may be determined by the Administrator (as defined below). As amended, the Stock Plan would include the performance objectives identified in numbers 1-23, as well as the following additional performance objectives: (i) expenses; (ii) economic value added; (iii) product quality; (iv) number of customers; (v) objective customer indicators; (vi) customer satisfaction; (vii) new product invention or innovation; (viii) profit after taxes; (ix) pre-tax profit; (x) working capital; (xi) sales; (xii) advancement of the Company’s product pipeline; (xiii) consummation of strategic transactions; (xiv) reduction in cash utilization; and (xv) addition of technologies and products. To the extent that the Administrator determines that an Award will be granted subject to Qualifying Performance Criteria, such criteria will be specified with respect to a particular Award by our Compensation Committee in a manner designed to comply with Section 162(m). These criteria may be applied to the Company as a whole or to a business unit, parent, subsidiary or business segment, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group, and on a pre-tax or after-tax basis, in each case as specified by the Administrator in the award agreement. The Company generally attempts to ensure that any Awards under the Stock Plan meet the standards of Section 162(m) but may not do so in every instance.

Stockholder approval of the Stock Plan as amended pursuant to this proposal will constitute re-approval of the material terms of the Stock Plan, including the limitations on stock awards and the Qualifying Performance Criteria, for Section 162(m) purposes.

A copy of the Stock Plan, as amended, will be filed with the SEC contemporaneously with this Proxy Statement as Exhibit 1 and is available online at www.sec.gov or from the Company upon request by any stockholder. The following description of the Stock Plan is only a summary and so is qualified by reference to the complete text of the Stock Plan. Except as otherwise noted, this summary reflects the amendments proposed above.

Administration.    The Stock Plan is administered by the Board of Directors or a committee designated by the Board (the “Administrator”). The Compensation Committee presently acts as the Administrator.

Eligibility.    Nonstatutory stock options, stock awards and cash awards may be granted under the Stock Plan to employees, directors (including non-employee directors) and consultants of the Company, its parent and subsidiaries. Incentive stock options may be granted only to employees of the Company, its parent or its subsidiaries. The Administrator, in its discretion, selects the individuals to whom stock options and other stock awards, as well as cash awards, may be granted, the time or times at which such Awards are granted, and the terms of such Awards to be granted under the Stock Plan. As of April 25, 2016, the Company had approximately 104 employees and consultants and 6 non-employee directors who are eligible to participate in the Stock Plan.

Amended Plan Benefits.    The grant of options, other stock awards, and cash awards under the Stock Plan to employees, including the Named Executive Officers, is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future Awards under the Stock Plan to employees. However, the Company has implemented an automatic, non-discretionary award program for non-employee directors pursuant to which non-employee directors will receive automatic grants of options on terms and conditions to be determined by the Administrator. Accordingly, future Awards to employees, consultants and non-employee directors are not yet determinable. No Awards, other than options, have been granted under the Stock Plan during or with respect to the fiscal year ended December 31, 2015. The following table sets forth information with respect to the stock options granted to the Named Executive Officers, all executive officers as a group, all directors who are not executive officers as a group, and all employees and consultants (excluding executive officers) as a group under the Stock Plan during fiscal year ended December 31, 2015. These grants may not be indicative of future grants under the Stock Plan. As of April 25, 2016, the closing sales price of the Company’s common stock was $1.42 per share.

Name	Number of shares subject to options granted under the Stock Plan	Weighted average exercise price per share
James E. Brown, D.V.M.	287,037	$0.99
Matthew J. Hogan, M.B.A.	207,946	$0.94
Felix Theeuwes, D.Sc.	292,593	$1.16
Judy Joice	149,420	$0.88
Su Il Yum, Ph.D.	150,512	$0.88
All executive officers as a group (4 persons)	936,996	$1.01
All directors who are not executive officers (6 persons)	293,333	$2.50
All current and former employees and consultants (excluding executive officers) as a group (100 persons)	3,362,294	$1.11

Nontransferability of Awards.    Unless otherwise determined by the Administrator, options, stock awards and cash awards granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution. Options and stock awards may be exercised during the lifetime of the holder of the option or stock award only by the holder.

Stock Options

Exercise Price.    The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant of such option, and the exercise price of an incentive stock option to an employee who is also a 10% stockholder must have an exercise price at least equal to 110% of the fair market value of our common stock on the date of grant of such option. The Company may grant options with exercise prices less than 100% of the fair market value of our common stock on the date of grant in connection with an acquisition by the Company of another company. The fair market value of our common stock is generally the closing sales price as quoted on the NASDAQ Global Market of The NASDAQ Stock Market on the date of grant. No option may be repriced to reduce the exercise price of such option without stockholder approval (except in connection with a change in our capitalization, such as a stock split or a recapitalization, merger or certain other transactions). In addition, no option may be cancelled at a time when its exercise price exceeds the fair market value of the underlying shares of common stock subject to the option in exchange for another option, stock appreciation right, or other award or for a cash payment (except in connection with a change in our capitalization, such as a stock split or a recapitalization, merger or certain other corporate transactions). Notwithstanding the foregoing, canceling an option in exchange for another option, stock appreciation right or other Award with an exercise price, purchase price or base appreciation amount (as defined below) that is equal to or greater than the exercise price of the original option will not be subject to stockholder approval.

Exercise of Option; Form of Consideration.    The Administrator determines when options vest and become exercisable, and in its discretion may accelerate the vesting and/or exercisability of any outstanding option. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Stock

Plan permits payment to be made by cash, check, promissory note, other shares of common stock of the Company (with some restrictions), broker assisted same-day sale, withholding of shares subject to the option (with some restrictions) or any other means of consideration permitted by applicable law.

Term of Option.    The term of an option may be no more than ten years from the date of grant; provided that the term of an incentive stock option may not be more than five years from the date of grant for an optionee who is also a 10% stockholder. No option may be exercised after the expiration of its term.

Termination of Options.    Generally, we have granted options that provide that if an optionee’s service to the Company as an employee, consultant or director terminates, such individual’s vested options will remain exercisable for periods of between 60 days and a year, with special longer periods of two years for certain director options and for up to seven years for certain options granted in lieu of salary or director fees. The Administrator shall have the authority to extend the period of time for which an option is to remain exercisable following optionee’s termination; provided that in no event will an option be exercisable later than the expiration of the term of the option.

Stock Awards

Stock awards may be stock grants, stock purchase rights, stock units or stock appreciation rights. Stock grants are awards of a specific number of shares of our common stock. Stock purchase rights are rights to purchase our common stock. Stock units represent a promise to deliver shares of our common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our common stock based on the appreciation in the fair market value of a specific number of shares of our common stock. Each stock award is evidenced by a stock award agreement between the Company and the participant. The Stock Plan allows the Administrator broad discretion to determine the terms of individual awards, including the number of shares that such participant shall be entitled to purchase or receive and the price (if any) to be paid by the recipient in connection with the issuance of the shares. Each stock award agreement will contain provisions regarding (i) the number of shares subject to such stock award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria (including the Qualifying Performance Criteria), if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the stock award, and (vi) such further terms and conditions, in each case not inconsistent with the Stock Plan, as may be determined from time to time by the Administrator. Shares may be granted under the Stock Plan as stock awards without requiring the participant to pay the Company an amount equal to the fair market value of our common stock as of the Award grant date in order to acquire the Award shares. Notwithstanding the foregoing, stock appreciation rights may not be granted with a base appreciation amount that is less than fair market value on the grant date. The maximum term of stock appreciation rights is ten (10) years.

If the amendment is approved, newly granted stock grants and stock units may not provide for vesting more rapidly than after one (1) year, with an exception for up to 5% of the shares reserved for issuance under the Stock Plan.

The following actions will be subject to stockholder approval unless such actions are taken in connection with a change in our capitalization, such as a stock split or a recapitalization, merger or certain other corporate transactions: (i) the reduction in the price used to determine the amount payable to a participant upon exercise of any stock appreciation right granted under the Stock Plan (such price referred to herein as the “base appreciation amount”); or (ii) the cancellation of a stock appreciation right at a time when its base appreciation amount exceeds the fair market value of the underlying shares of common stock subject to the stock appreciation right in exchange for another option, stock appreciation right, other award or for a cash payment. Notwithstanding the foregoing, canceling a stock appreciation right in exchange for another option, stock appreciation right or other Award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the base appreciation amount of the original stock appreciation right will not be subject to stockholder approval.

Cash Awards

Each cash award granted under the Stock Plan will be subject to Qualifying Performance Criteria and will be reflected in an agreement containing provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the Qualifying Performance Criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the Stock Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a cash award that is settled for cash may be a multiple of the target amount payable. The maximum amount payable pursuant to a cash award granted under the Stock Plan for any fiscal year intended to satisfy the requirements to “performance based compensation” under Section 162(m) may not exceed $1,000,000. Nothing in the Stock Plan prevents the Company from granting cash awards outside of the Stock Plan to any individual.

Adjustments on Changes in Capitalization, Merger or Change of Control

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change to the capital structure of the Company without receipt of consideration by the Company, or in the event of distribution to the stockholders of cash or stock other than an ordinary cash dividend, appropriate adjustments will be made to (i) the number of shares subject to the Stock Plan, (ii) the number of shares that may be awarded to any individual under the Stock Plan during a single fiscal year, and (iii) the price per share and number of shares under each outstanding Award. Any such adjustments shall be made by the Board, and the decision of the Board shall be final, binding and conclusive.

In the event of a proposed sale of all or substantially all of the Company’s assets or a merger of the Company with or into another corporation, each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume such Award, in which case such Award shall accelerate immediately prior to the consummation of the transaction.

In the event of a proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of the dissolution or liquidation, unless otherwise determined by the Administrator.

Amendment and Termination of the Stock Plan

The Board may amend, alter, suspend or discontinue the Stock Plan. However, the Company shall obtain stockholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with applicable laws and listing requirements. Generally, no such action by the Board or stockholders may alter or impair any outstanding Award under the Stock Plan without the written consent of the holder. In addition, without the written consent of the stockholders, no amendment shall be made that would result in a repricing of options or stock appreciation rights by (i) reducing the exercise price or base appreciation amount of outstanding options or stock appreciation rights or (ii) cancelling an outstanding option or stock appreciation right held by a participant and re-granting to the participant a new option with a lower exercise price, a stock appreciation right with a lower base appreciation amount, or another Award or for a cash payment, in either case other than in connection with a change in the Company’s capitalization, merger or certain other corporate transactions. The Stock Plan will terminate in June 2020.

U.S. Federal Income Tax Consequences of Options under the Stock Plan

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE STOCK PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OF OTHER AWARDS.

Nonstatutory Stock Options.    The grant of a nonstatutory stock option under the Stock Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonstatutory stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

A nonstatutory stock option can be considered non-qualified deferred compensation and subject to Section 409A of the Code. If such a nonstatutory stock option does not meet the requirements of Code Section 409A, the option can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options.    The grant of an incentive stock option under the Stock Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights.    Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. If such a SAR does not meet the requirements of Code Section 409A, the SAR can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock and Stock Purchase Rights.    The grant of restricted stock and stock purchase rights will subject the recipient to ordinary compensation income on the difference between the amount paid for the shares subject to the Award and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock and stock purchase rights may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted or stock purchase right is exercised, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is granted or the time when restricted stock is purchased through a stock purchase right.

Restricted Stock Units.    Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. If such an Award of restricted stock units does not meet the requirements of Code Section 409A, the restricted stock units will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Other Stock Awards.    Other stock awards will generally be taxed in the same manner as nonstatutory stock options, and the participant will recognize ordinary income on the dates when the shares subject to the stock awards are issued and no longer subject to a substantial risk of forfeiture or when the shares becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the shares, if any, and the fair market value of the shares on the date the shares are no longer subject to forfeiture. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Cash Awards.    Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO

THE 2000 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF OUR COMPANY’S

COMMON STOCK AVAILABLE FOR ISSUANCE BY 5,000,000 SHARES AND TO RE-APPROVE ITS

MATERIAL TERMS.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934 requiring that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS

DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, the Board will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 25, 2016 by:

●	each person whom we know to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our Named Executive Officers; and

●	all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 123,465,281 shares of common stock outstanding as of April 25, 2016. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options, warrants and conversion privileges that are currently exercisable or exercisable within 60 days of April 25, 2016 are deemed to be outstanding and beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Holders of 5% or more of our common stock

First Eagle Investment Management, LLC and affiliates (1)	14,081,446	11.4
1345 Avenue of Americas New York, NY 10105

Johnson & Johnson (2)	6,600,000	5.3
Alza Corporation
One Johnson & Johnson Plaza New Brunswick, NJ 08933

BlackRock, Inc. (3)	8,853,477	7.2
55 East 52nd Street New York, NY 10055
Directors and Named Executive Officers
James E. Brown, D.V.M. (4)	4,656,908	3.7
Felix Theeuwes, D.Sc. (5)	5,699,564	4.5
Matthew J. Hogan, M.B.A. (6)	1,586,550	1.3
Su Il Yum, Ph.D. (7)	1,441,455	1.2
Judy R. Joice (8)	948,271	*
Simon X. Benito (9)	344,521	*
Terrence F. Blaschke, M.D. (10)	320,521	*
David R. Hoffmann (11)	424,304	*
Armand P. Neukermans, Ph.D. (12)	418,771	*
Jon S. Saxe (13)	332,331	*
Jay Shepard (14)	142,201	*
All executive officers and directors as a group (10 persons) (15)	14,873,942	11.2

*	Less than 1% of the outstanding shares of common stock. Except as otherwise noted, the address of each person listed in the table is c/o DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014.

(1)	Based upon a Schedule 13G/A filed by First Eagle Investment Management, LLC on February 1, 2016. First Eagle Investment Management, LLC (“FEIM”) is deemed to be the beneficial owner of 14,081,446 shares as a result of acting as investment advisor to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 7,058,207 of these 14,081,446 shares.
(2)	Based upon a Schedule 13G/A filed by Johnson & Johnson (“J&J”) and Alza Corporation (“Alza”) on April 2, 2002. These securities are owned directly by Alza, a wholly-owned subsidiary of J&J, and the two companies share voting and dispositive power over all 6,600,000 shares.
(3)	Based upon a Schedule 13G filed by BlackRock, Inc. on January 22, 2016. These securities are beneficially owned by BlackRock Inc., which has sole voting power over 8,703,545 shares and sole dispositive power over 8,853,477 shares.
(4)	Includes 1,764,530 shares held by James E. Brown, 560,000 shares held by the James & Karen Brown 1998 Trust U/A and 70,000 shares held by the James & Karen Brown 2006 Trust U/A. Also includes 2,262,378 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(5)	Includes 3,236,314 shares held by the Felix and Marie-Therese Theeuwes Family Trust. Also includes 2,463,250 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(6)	Includes 2,000 shares held by Matthew J. Hogan and 10,000 shares held by the Matthew and Maureen Hogan Trust U/A dated March 12, 1999. Also includes 1,574,550 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(7)	Includes 73,454 shares held by Su Il Yum and 41,816 shares held by the Su Il Yum and Young Yum Living Trust dated May 2, 2006. Also includes 1,326,185 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(8)	Includes 12,255 shares held by Judy R. Joice. Also includes 936,016 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(9)	Includes 60,000 shares held by Simon X. Benito. Also includes 284,521 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(10)	Includes 3,000 shares held by Terrence F. Blaschke and 3,000 shares held by the Terrence and Jeannette Blaschke Trust U/A dated November 11, 1993. Also includes 314,521 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(11)	Includes 25,000 shares held by David R. Hoffmann and 48,000 shares held by David R. Hoffmann and Judy A. Hoffmann in trust for the benefit of Alec D. Hoffmann and Todd L. Hoffmann. Also includes 351,304 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(12)	Includes 95,000 shares held by the Neukermans Family Trust, 38,000 shares held by a partnership and 1,250 shares held by Armand P. Neukermans. Also includes 284,521 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(13)	Includes 27,810 shares held by Jon S. Saxe and 20,000 shares held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust. Also includes 284,521 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(14)	Includes 142,201 shares issuable upon exercise of options exercisable within 60 days of April 25, 2016.
(15)	Includes an aggregate of 8,897,783 shares issuable pursuant to the exercise of outstanding stock options exercisable within 60 days of April 25, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation practices. The Committee makes all compensation decisions for our Chief Executive Officer (our “CEO”) and Chief Financial Officer (our “CFO”), as well as the other individuals included in the Summary Compensation Table below (our “Named Executive Officers”) and all of our Vice Presidents. In this proxy, we refer to those persons as our “Officers.”

Philosophy and Elements

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them appropriately for their performance. Different programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we consider the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our Officers should reflect the extent of their success as a management team and in addition, their individual performance, in attaining key operating objectives, such as advancing our product pipeline, entering into strategic collaborative agreements and maintaining our financial strength, and ultimately, increasing stockholder value. We believe that the performance of our Officers in managing the Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our Officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Elements of compensation for our executives include: salary, bonus, stock incentive awards and perquisites. We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

●	performance against corporate and individual objectives for the previous year;

●	value of their unique skills and capabilities to support our long-term performance;

●	performance of their general management responsibilities;

●	contribution as a member of our executive management team;

●	difficulty of achieving desired results in the coming year and years to follow; and

●	compensation paid by companies deemed by the Committee to be comparable to us.

These elements fit into our overall compensation objectives by helping to secure the future potential of our products and operations, continuing to meet our business objectives, providing proper compliance and regulatory guidance, and helping to create an effective and cohesive team. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual goals. We provide non-cash compensation (i.e., stock options) to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for our Named Executive Officers for fiscal year 2015 ranged from 44% to 74% in cash compensation and 26% to 56% in non-cash compensation, including benefits and equity-related awards. We believe that this structure is competitive within the marketplace and appropriate to fulfill our stated policies. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information from relevant peer companies, and such other information as it considers appropriate, to determine the appropriate level and mix of incentive compensation.

Setting Officer Compensation

Process

At one or more meetings at the end of each fiscal year (usually in December) or early in the following fiscal year (usually in January or February), the Committee reviews our performance during the fiscal year against established corporate objectives, individual Officer performance and history of all the elements of each Officer’s total compensation in comparison with the compensation of executive officers in an appropriate peer group as described below. After due consideration of the foregoing, the Committee:

●	sets the base salaries for our Officers for the following fiscal year;

●	approves individual Officer bonus payments for performance for the prior fiscal year;

●	approves stock options that will be granted to each Officer for performance for the prior fiscal year;

●	adopts the management incentive plan (including objectives and weighting) for the following fiscal year; and

●	decides upon general compensation guidelines and overall salary, bonus and stock option budgets for all employees.

The specific basis for the determination of base salaries, bonuses and stock option grants to Officers is detailed below.

Role of Executive Officers

The CEO and the Chairman and Chief Scientific Officer (the “CSO”) annually review the performance of each Officer (other than the CEO and the CSO, whose performance is reviewed by the Committee) with the assistance and input from our head of Human Resources. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. Officers, other than the CEO and the CSO, are not present at the time of these deliberations. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives and ultimately makes the final decision with respect to the compensation of all our Officers. The CEO and the CSO are not present during the Committee’s deliberations and discussion on their individual compensation.

Benchmarking

To assist the Committee in benchmarking executive compensation, the Committee from 2013 to 2015 retained Setren, Smallberg & Associates, Inc., an independent compensation consulting firm, and previously, from 2008 to 2012, retained J. Richard & Co., an independent compensation consulting firm, to collect and synthesize data from several sources as detailed below.

To benchmark our Officer cash bonuses and equity awards for performance in fiscal year 2015 and base salaries for fiscal year 2016, the Committee reviewed compensation information as reported in the definitive proxies for fiscal year 2014 from the following public life sciences companies: AcelRx, Arqule, Bind Therapeutics, ChemoCentryx, Codexis, Conatus Pharmaceuticals, Curis, CytRx Corporation, Fate Therapeutics, Galena Biopharma, Heron Therapeutics, Oncothyreon, Pozen, Rigel Pharmaceuticals, Sunesis Pharmaceuticals, Threshold Therapeutics, Vical, and Zogenix (the “Peer Companies”). The Committee selected the Peer Companies as a relevant comparison group for us based on various criteria including similarity of business, employee headcount, market capitalization and revenue, and reviewed the proposed Peer Companies with Setren, Smallberg & Associates, Inc. for appropriateness as a comparison group. Where such source did not provide sufficient information with respect to the bonus and equity compensation of certain officer positions, the Committee used compensation information from The Radford Global Life Sciences Survey (2015) (the “2015 Radford Survey”) as a supplement. The Committee took into consideration the summarized compensation data from the Peer Companies along with the data from the 2015 Radford Survey when setting base salaries applicable for fiscal year 2016 and the cash bonuses and stock options awards to our Officers for performance in fiscal year 2015.

Base Salary

It is the goal of the Committee to establish salary compensation for our Officers that is competitive with comparable peer companies. In setting Officer base salaries for fiscal year 2016 (which were set in January 2016), the Committee reviewed the salary compensation of officers with comparable qualifications, experience and responsibilities as reported in the 2015 Radford Survey and definitive proxies from the Peer Companies. It is not our policy to pay our CEO or other Officers at the highest level relative to their respective counterparts at the Peer Companies. The Committee generally targets compensation for our Officers at the 50th percentile of compensation paid to similarly situated executives at the Peer Companies. Variations to this objective may occur as dictated by the experience and performance level of the individual and market factors. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below, yet conserves our financial resources, to the benefit of our stockholders.

For fiscal year 2016, the Officers did not receive any salary increase, except for Ms. Joice who received a 3% merit increase in her base salary effective April 1, 2016. For each of fiscal years 2015 and 2014, Officers received a 3% merit increase in base salary effective April 1 of that year. Further, to preserve cash and continue aligning the interests of the Company’s officers with the interests of the Company’s stockholders, for the fifth year in a row, certain Officers have volunteered to receive a reduction in the portion of their salary paid in cash, with the reduction being paid in options. Four Officers have volunteered to date to receive a reduction in the portion of their 2016 salary paid in cash ranging from approximately 4% to 39%, with the total foregone salary equaling $205,000 and the total number of options granted equaling 197,115. For 2015, five Officers volunteered to receive a reduction in the portion of their salary paid in cash ranging from approximately 4% to 39%, with the total foregone salary equaling $310,000 and the total number of options granted equaling 200,150. As a result of the foregoing, annual cash salaries for our Named Executive Officers are currently $481,289 for Dr. Brown, $191,760 for Dr. Theeuwes, $327,015 for Mr. Hogan, $302,357 for Ms. Joice and, effective May 1, 2016 following his transition to 40% time, $120,000 for Dr. Yum.

Bonus (Non-Equity Incentive Plan Compensation)

The cash bonus element of our executive compensation is designed to reward our Officers for the achievement of shorter-term corporate goals, measurable on an annual basis, as well as, with certain exceptions noted below for the CEO and CSO, individual Officer performance. Our general process for determining the bonus element of our Officer compensation for fiscal years 2015 and 2016 performance is set forth below.

In setting the target bonus for which each Officer would be eligible for fiscal 2015 and 2016 performance, the Committee reviewed the data from the then-current peer companies (and the most recent available Radford

Survey where applicable) with respect to the bonuses of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer groups. Based on the foregoing, for performance in fiscal year 2015 and 2016, the Committee set the target bonus for the CEO and CSO at 60% of such individual’s base salary, and for all other Officers at 30%–40% of such individual’s base salary. The two factors used by the Committee to determine the percentage of the target amount to be awarded to any individual Officer other than the CEO and CSO are the individual performance of such Officer during the relevant fiscal year and the Company’s performance as a whole against pre-set corporate objectives for such fiscal year (the “Corporate Objectives”). The Committee retains the discretion to adjust actual bonus payments based on other factors, as discussed below.

The Corporate Objectives for each fiscal year are typically established by the Committee in consultation with our Officers at the end of the previous fiscal year or no later than the first quarter of such fiscal year. The Corporate Objectives comprise product development, financial, business development and operational goals with varying degrees of difficulty and have associated target dates for accomplishment. Each objective is weighted based on the importance of the accomplishment of the objective to the Company’s overall value. At the end of each fiscal year, the Committee makes a determination of the overall percentage of the Corporate Objectives accomplished by the Company as a whole during the fiscal year. The Committee exercises its reasonable discretion in determining the percentage of Corporate Objectives accomplished by the Company, including, for example, taking into account the achievement of any listed objective above expectations or the accomplishments of the Company that were not listed in the Corporate Objectives.

For fiscal year 2015, the Corporate Objectives against which Officer performance was evaluated consisted of, among others, the following goals.

●	Financial

●	The primary financial goal was to minimize overall corporate cash utilization such that net cash consumption did not exceed $24 million.

●	Business Development

●	The primary business development goal was to achieve cash receipts of $5 million from new projects.

●	In addition, we had goals that included signing and initiating new feasibility projects.

●	Product Development

●

POSIMIR®: The primary goals related to interacting with the FDA to design a new clinical trial intended to generate the data to address the Complete Response Letter, achieving certain manufacturer relationships, and creating a marketing communications plan.

●	The primary goals related to continued support of our licensee Pain Therapeutic’s efforts to prepare for resubmission of the NDA for REMOXY®.

●	Partnered Programs: The primary goals related to providing technical assistance to our licensees Zogenix, Impax and Santen in ways particular to each program.

●	DUR-928: The primary goals related to public disclosure of the program, manufacturing GMP supplies, completing dosing in Phase 1 trials and selecting indications for subsequent patient studies.

After evaluating the Company’s performance against the Corporate Objectives established for 2015, the Committee determined that the overall percentage of Corporate Objectives accomplished by the Company as a whole for fiscal year 2015 was 69.5%.

The Committee believes that the accomplishments of the Company as a whole are an important measure of the performance of all of our Officers, including the effectiveness of their leadership and teamwork. In particular, the percentage of the total eligible amount that is normally awarded to the CEO and CSO as a bonus is based entirely on the Company’s overall performance and accomplishment of the Corporate Objectives because the Committee believes that the paramount duty of these individuals is leadership. Thus, the bonus awarded to the CEO and the CSO for fiscal year 2015 was computed by multiplying 69.5% (the percentage determined by the Committee based on Corporate Objectives accomplished and the Company’s overall performance) by 60% of the CEO or CSO’s base notional salary in fiscal year 2015 (the target bonus amount that such individual is eligible to receive as set by the Committee). For fiscal year 2015, the Committee applied a weighting of Corporate Objectives (from 80% to 90% or 95%, depending on the Officer) and applied a weighting of individual performance (from 20% to 10% or 5%, depending on the Officer) for Officers other than the CEO and CSO. The Committee did not award any bonuses to the CEO and CSO for fiscal year 2014.

The individual performance of each Officer, except for the CEO and CSO, is assessed as part of an annual written performance appraisal performed typically at the end of each fiscal year. At the end of each fiscal year or early in the following fiscal year, each Officer, together with his or her supervisor (e.g., the CEO or CSO), agrees upon a written set of objectives for the following fiscal year pertinent to the Officer individually (which includes goals for the functional area or business managed by such Officer). The supervisor also assesses the accomplishments of the Officer in such fiscal year against the applicable pre-established objectives for that Officer in such year, and arrives at a percentage of goals accomplished. For performance in fiscal year 2014 and 2015, the bonus of each Officer other than the CEO or CSO was determined as follows:

Bonus Amount = (A% * B% + C% * D%) * E% * Base Salary

A =	the percentage (5%, 10% or 20%) of individual performance applicable to the Officer

B =	the percentage of personal objectives accomplished by the Officer as determined by the Officer’s supervisor

C =	the percentage (80%, 90% or 95%) of weighting of Corporate Objectives

D =	the percentage of Corporate Objectives accomplished and overall performance by the Company as determined by the Committee

E =	the percentage (30%, 35% or 40%) of the base salary set as the maximum bonus target applicable to the Officer

Notwithstanding the general practice with respect to determination of Officer bonuses set forth above, the Committee retains complete discretion to adjust the result obtained using the general approach for individual variations in performance or business considerations.

In order to preserve cash and to more closely align the interests of the Company’s shareholders, management recommended and the Committee agreed that the total calculated bonus award for fiscal year 2015 performance would be reduced by 20% and then that 25% of that bonus award would be paid in cash and 75% of that bonus award would be paid in options to employees relative to 2015 performance. With respect to Dr. Brown and Dr. Theeuwes, the Committee determined that all of their bonus award would be paid in options and none would be paid in cash. The total shares subject to each bonus option were determined by using a standard Black-Scholes option-pricing model. Options to purchase 711,128 shares subject to the bonus options that fully vested upon grant were granted to our Officers in January 2016.

Equity Incentive Program

We intend that our equity incentive program is the primary vehicle for offering long-term incentives and rewarding our Officers and key employees. We also regard our equity incentive program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating our Officers to manage the Company in a manner that is consistent with our interests and those of our stockholders. It is our typical practice to grant stock options to our Officers and all employees annually in connection with our annual employee performance appraisal.

At the same meeting(s) during which the Committee determines our Officer base salaries for the following fiscal year and bonuses for performance in the previous fiscal year, the Committee also determines the ranges of stock options for which our Officers are eligible by rank. The Committee sets these ranges after consideration of (a) the value of equity incentive awards of officers with comparable qualifications, experience and responsibilities at the then-current peer companies, (b) the dilution that would be created by the stock options awards for that fiscal year (the “Burn Rate”) and (c) the overall value of equity held by our employees as a retention incentive. The Committee’s general philosophy is that the value of our equity incentive awards to our Officers should be competitive with the then-current peer companies subject to the Company maintaining a Burn Rate for its equity incentive programs that is not overly dilutive to our stockholders and comparable to other companies in the then-current peer group.

For our annual stock option grant in connection with the Company’s fiscal year 2014 performance appraisal, the date of grant which was January 9, 2015, the Committee targeted a Burn Rate (computed as total shares subject to the annual option grants to all employees including Officers for the 2014 fiscal year divided by total outstanding shares as of December 31, 2014) of approximately 3.3%. For our annual stock option grant in connection with the Company’s fiscal year 2015 performance appraisal, the date of grant which was January 28, 2016, the Committee targeted a Burn Rate (computed as total shares subject to the annual option grants to all employees including Officers for the 2015 fiscal year divided by total outstanding shares as of December 31, 2015) of approximately 1.4%.

The factors used by the Committee to determine the specific number of shares underlying any stock option grant to any individual Officer other than the CEO and the CSO are the individual performance of such Officer during the relevant fiscal year and the performance of the Company as a whole against the Corporate Objectives. As with bonuses, the specific number of shares underlying the stock option grants to our CEO and CSO is determined based on the performance of the Company as a whole against the Corporate Objectives.

In addition, our Board of Directors and Compensation Committee may grant equity compensation to our Officers and employees at any time for incentive and retention purposes in keeping with our non-cash equity compensation practices outlined below.

Perquisites

Except as otherwise described in this Proxy Statement, our Officers are entitled to no benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements (other than our 401(k) plan), post-retirement health coverage or similar benefits for our Officers or employees.

The perquisites we provided in fiscal 2015 were as follows. We provide life insurance to all employees who work at least 30 hours per week (including Officers) with a limit of three times the employee’s salary (up to $250,000 of insurance per employee). The premium on over $50,000 of life insurance is treated as taxable income and is reported on W-2 forms of all employees. In addition, we offer medical, dental and vision insurance, and provide accidental death and dismemberment insurance, short-term and long-term disability insurance to all employees who work at least 30 hours per week. We pay for approximately 85% of the total premium for medical, dental and vision insurance, respectively, and 100% of the total premium for accidental death and dismemberment insurance, short-term and long-term disability insurance. Our Officers, as with our employees, are eligible to participate in our 2000 Employee Stock Purchase Plan.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers, as with all eligible employees, are eligible to participate in our 401(k) plan. We do not provide matching contributions for any of our employees including our Officers.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred contribution or other deferred compensation plans.

Other Post-Employment Payments

All of our employees, including our Officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits, except in connection with the change of control agreements, details of which are included below under “Change of Control Agreements.”

Stock Option Practices

Overview

It is our practice to grant stock options to all of our employees. Stock options award levels are determined based on market data and vary among individuals based on their positions within the Company and their individual performance. Stock Options are generally granted in connection with:

●	the hiring of employees (including Officers);

●	the promotion of employees (including Officers);

●	the annual performance appraisal of employees (including Officers);

●	rewarding certain employees (including Officers) for exceptional accomplishments; and

●	from time to time for incentive and retention purposes.

We also, from time-to-time, and on an infrequent basis, grant stock options to certain consultants with specialized skills who provide important services to us. All of our stock options are granted under and pursuant to the terms of our 2000 Stock Plan (the “Plan”).

Authority

The Board has delegated the authority to grant stock options under specified terms and conditions to a committee consisting of our CEO, CSO and CFO (the “Officer Committee”) in connection with the hiring and promotion of non-Officer employees and the rewarding of non-Officer employees for exceptional performance. Other than as expressly delegated by the Committee or the Board in accordance with the Stock Plan, the authority to grant stock options and other equity compensation resides exclusively with the Committee or the Board. In particular, the Committee or the Board has the exclusive authority to grant stock options to Directors and Officers.

Timing of Grants

Options to newly hired Officers are approved by action of our Board or the Committee by meeting or unanimous written consent prior to and granted effective as of the first day of employment of such Officer, typically at the same time as the ratification of their employment. Options to newly hired employees who are not

Officers and where the number of shares underlying the stock option grant does not exceed 50,000 shares are granted by unanimous written consent of the Officer Committee on the tenth business day of the subsequent calendar month of their hire, and the Officer Committee meets or acts by unanimous written consent on or before the tenth business day of the calendar month to approve the option grants to be made on the tenth business day of the calendar month.

Annual grants of stock options to our employees and Officers are made usually in January or February of each year after the conclusion of our annual Company-wide performance appraisal of all employees for the previous fiscal year. Even though the Committee may complete the evaluation of the performance of Officers prior to the completion of the performance appraisal process for the entire Company, it has been our practice in the last several years to grant the stock options to Officers simultaneously with the grant of stock options to our employees.

Other than as described above with respect to newly hired employees, it is our practice to grant stock options (such as in connection with promotions, rewarding exceptional accomplishments and grants to consultants) effective on the date of the Board, Committee or Officer Committee’s action by meeting or unanimous written consent.

We do not have a policy that precludes the granting of stock options when the Company or the Board is in possession of material nonpublic information or at certain periods in relation to our earnings releases. Although the Committee has considered whether such a policy would be advisable, the Committee does not feel that adoption of such policy is warranted at present since we grant stock options based on timelines in the normal course of business independent of the occurrence of these types of events (e.g., at a pre-established date each month for newly hired employees, on the first date of employment for newly hired Officers or upon the completion of the Company’s annual performance appraisal with respect to the annual grant). The Committee will periodically review the need for any such type of policy on timing, but at present, reserves the right to grant stock options at any time consistent with our policies, the Stock Plan and applicable laws and regulations.

Exercise Price and Other Terms

The exercise price for stock options we grant is the fair market value of our common stock as defined in the Stock Plan, which is the closing price on the day of the grant of our common stock on the NASDAQ Global Market. Stock options granted to our employees (including Officers) typically have a term of 10 years. Annual grants of stock options in 2014, 2015 and 2016 generally vest on a quarterly basis over four years following the date of grant. Options in lieu of cash bonus generally vest immediately on the date of grant. Options in lieu of salary generally vest quarterly over one (1) year following the date of grant. On an infrequent basis, the Board or the Committee has granted stock options to employees (including Officers) with different vesting patterns consistent with the Stock Plan. The term and vesting of options granted to consultants vary depending on the circumstances.

Stock options, subject to required vesting, are exercisable for the term of the option so long as the optionee maintains continuous status as an employee or consultant with the Company. Generally, we have granted options that provide that if an optionee’s service to the Company as an employee, consultant or director terminates, such individual’s vested options will remain exercisable for periods of between 60 days and a year, with special longer periods of two years for certain director options and for up to seven years for certain options granted in lieu of salary or director fees. The Administrator shall have the authority to extend the period of time for which an option is to remain exercisable following optionee’s termination; provided that in no event will an option be exercisable later than the expiration of the term of the option.

Hedging and Stock Ownership Policies

Our insider trading policy provides that all employees and Officers may not engage in any transactions that suggest speculation in our stock (that is, an attempt to profit in short-term movements, either increases or decreases, in the stock price). The policy notes that many “hedging” transactions, such as “collar” transactions, contingent or forward sales, and other similar or related arrangements, are prohibited. Specifically, our insider trading policy precludes any employee or Officer from engaging in any “short” sale, “sale against the box” or any equivalent transaction involving our stock (or the stock of any of our business partners in any of the situations described above).

We do not have a stock ownership policy.

Most Recent Advisory Vote on Executive Compensation

The Committee noted that at the 2015 Annual Meeting held on June 15, 2015, the Company’s executive compensation was approved on a non-binding, advisory basis based upon the following votes:

For	Against	Abstain	Broker Non-Vote
63,006,005	1,074,665	475,411	38,847,361

The Board of Directors and the Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during a single year to a corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation with the intent to comply with certain exemptions available under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Accounting for Stock-Based Compensation

Stock-based compensation is estimated at the date of grant based on the stock award’s fair value using the Black-Scholes option-pricing model and is recognized as expense ratably over the requisite period in a manner similar to other forms of compensation paid to employees and directors. Our financial statements include more information regarding accounting for stock-based compensation.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2015, 2014, and 2013, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, our two other most highly compensated executive officers at December 31, 2015, and Dr. Su Il Yum, who served as an executive officer for a portion of the year ended December 31, 2015 (our “Named Executive Officers”)

In 2015, 2014, and 2013, we did not grant any stock awards and we do not currently offer pension or nonqualified deferred compensation plans.

Summary Compensation Table for Fiscal 2015

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation (4)($)	Total ($)
James E. Brown, D.V.M (5)	2015	477,420	—	215,543	—	28,240	721,203
President and Chief Executive Officer	2014	470,385	—	461,700	—	23,641	955,726
	2013	450,712	—	291,585	—	22,778	764,575

Matthew J. Hogan, M.B.A. (6)	2015	324,815	—	146,118	19,604	12,613	503,150
Chief Financial Officer	2014	322,093	—	288,792	14,387	8,477	633,749
	2013	310,499	—	171,488	—	8,012	489,999

Felix Theeuwes, D.Sc. (7)	2015	208,674	—	257,592	—	8,567	474,833
Chairman and Chief Scientific Officer	2014	277,452	—	453,236	—	16,687	747,375
	2013	248,221	—	344,208	—	15,692	608,121

Su Il Yum, Ph.D. (8)	2015	297,621	—	98,890	15,941	18,182	430,633
Executive Vice President, Pharmaceutical Systems R&D	2014	339,962	—	219,060	14,572	16,687	590,281
	2013	298,150	—	177,282	—	15,750	491,182

Judy R. Joice (9)	2015	291,413	—	98,331	14,785	10,470	414,998
Senior Vice President, Operations and Corporate Quality Assurance	2014	275,782	—	242,039	11,247	16,904	545,972
	2013	246,323	—	115,164	15,632	15,984	393,103

(1)	Our cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown represent the aggregate grant date fair value of the stock option grant in the year indicated. For more information, please see Note 8 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.
(3)	Cash bonuses were awarded in the first quarter of 2014 relative to 2013 performance to James E. Brown ($60,095), Matthew J. Hogan ($26,301), Felix Theeuwes ($44,786), and Su Il Yum ($26,715); subsequently, these cash bonuses were voluntarily declined by the Named Executive Officers. For a description of the non-equity incentive plan, see the discussion following “Grants of Plan-Based Awards in 2015.”
(4)	Includes amounts associated with insurance premiums we pay for Accidental Death and Dismemberment (AD&D), Life, Medical, Dental, Vision, short-term and long-term disability insurance and medical insurance waiver incentives, which are available to all employees.
(5)

There was no change to Dr. Brown’s notional salary in fiscal year 2016 compared to his notional salary effective April 1, 2015 (i.e., $531,289). Dr. Brown’s notional salary increased by 3% to $531,289 effective April 1, 2015, compared to $515,814 effective April 1, 2014 (reflecting a 3% increase compared to his notional salary effective April 1, 2013). There was no change to Dr. Brown’s notional salary for fiscal year 2013 compared to fiscal years 2012 and 2011 (i.e., $500,791). To more closely align the interests of the

Company’s Named Executive Officers with the interests of the Company’s stockholders, Dr. Brown volunteered to receive a reduced portion of his salary in cash and accordingly his cash salary was reduced by $50,000 to $481,289 and $465,814 effective April 1, 2015 and 2014, respectively, and by $50,079 to $450,712 effective February 1, 2012. In lieu of this cash compensation, he was granted a stock option to purchase 48,077, 37,037, 48,077 and 63,391 shares of the Company’s common stock in March 2016, March 2015, March 2014 and February 2013, respectively. The vesting associated with these options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Dr. Brown’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option. In February 2014, Dr. Brown voluntarily declined a cash bonus of $60,095 for his performance in fiscal year 2013.
(6)	There was no change to Mr. Hogan’s notional salary in fiscal year 2016 compared to his notional salary effective April 1, 2015 (i.e., $345,015). Mr. Hogan’s notional salary increased by 3% to $345,015 effective April 1, 2015 compared to $334,966 effective April 1, 2014 (reflecting a 3% increase compared to his notional salary effective April 1, 2013). To more closely align the interests of the Company’s Named Executive Officers with the interests of the Company’s stockholders, Mr. Hogan volunteered to receive a reduced portion of his salary in cash and accordingly his cash salary was reduced by $18,000 to $327,015 effective April 1, 2015, by $16,750 to $318,216 effective April 1, 2014 and by $15,787 to $309,423 effective April 1, 2013, respectively. In lieu of this cash compensation, he was granted a stock option to purchase 17,308, 13,333, 16,106, 19,984 and 30,359 shares of the Company’s common stock in March 2016, March 2015, March 2014 and February 2013, respectively. The vesting associated with these options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Mr. Hogan’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option. In February 2014, Mr. Hogan voluntarily declined a cash bonus of $26,301 for his performance in fiscal year 2013.
(7)	There was no change to Dr. Theeuwes’ notional salary in fiscal year 2016 compared to his notional salary effective April 1, 2015 (i.e., $316,760). Dr. Theeuwes’ notional salary was $316,760 effective April 1, 2015 compared to $384,417 effective April 1, 2014. This decrease reflected a transition to 60% time from 75% time, effective April 1, 2015. Dr. Theeuwes’ notional salary increased by 3% to $384,417 effective April 1, 2014 compared to $373,221 effective April 1, 2013. There was no change to Dr. Theeuwes’ notional salary for fiscal year 2013 as compared to fiscal year 2012 (i.e., $373,221). Dr. Theeuwes’ notional salary for fiscal year 2012 represented an approximately 25% decrease as compared to his salary for fiscal year 2011. This decrease reflected a transition to 75% time for fiscal year 2012, effective February 1, 2012. In addition, in order to preserve cash and to more closely align the interests of the Company’s Named Executive Officers with the interests of the Company’s shareholders, Dr. Theeuwes volunteered to receive a reduction by $125,000 in the portion of his salary to be paid in cash to $191,760, $259,417 and $248,221 effective April 1, 2015, April 1, 2014 and April 1, 2013, respectively. In lieu of this cash compensation, he was granted a stock option to purchase 120,192, 92,593, 120,912 and 158,228 shares of the Company’s common stock in March 2016, March 2015, March 2014 and February 2013, respectively. The vesting associated with these options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Dr. Theeuwes’ termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option. In February 2014, Dr. Theeuwes voluntarily declined a cash bonus of $44,786 for his performance in fiscal year 2013.
(8)

Dr. Yum transitioned to part-item service effective February 2015, and ceased to serve as an executive officer from that time forward, but his compensation information is included herein in accordance with the rules of the SEC. Dr. Yum’s annual salary will be $120,000 effective May 1, 2016 compared to $282,534 effective April 1, 2015, reflecting a transition to 40% time. Dr. Yum’s notional salary was $282,534 effective April 1, 2015 compared to $342,881 effective April 1, 2014. This decrease reflected a transition to 80% time and a 3% salary increase effective April 1, 2015. To more closely align the interests of the Company’s Named Executive Officers with the interests of the Company’s stockholders, Dr. Yum volunteered to receive a reduced portion of his salary in cash and accordingly his cash salary was reduced by $32,320 to $300,574 effective April 1, 2013. In lieu of this cash compensation, he was granted a stock option to purchase 40,911 shares of the Company’s common stock in February 2013. The vesting associated with these options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Dr. Yum’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option. In February 2014, Dr. Yum voluntarily declined a cash bonus of $26,715 for his performance in fiscal year 2013.
(9)	Ms. Joice’s salary increased by 3% to $302,357 effective April 1, 2016 compared to $293,550 effective April 1, 2015. Ms. Joice’s salary increased by 3% to $293,550 effective April 1, 2015 compared to $285,000 effective April 1, 2014. She became an executive officer in connection with her promotion to Senior Vice President, Operations and Corporate Quality Assurance in March 2014.

GRANTS OF PLAN-BASED AWARDS

The following table shows, certain information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended December 31, 2015:

Grants of Plan-Based Awards in Fiscal 2015

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards (1)($/Share)	Grant Date Fair Value of Stock and Option Awards (2)($)

James E. Brown (3)	1/09/15	250,000	(4)	0.88	165,450
	3/26/15	37,037	(6)	1.75	50,093

Matthew J. Hogan (7)	1/09/15	125,000	(4)	0.88	82,725
	1/09/15	69,613	(5)	0.88	45,360
	3/26/15	13,333	(6)	1.75	18,033

Felix Theeuwes (8)	1/09/15	200,000	(4)	0.88	132,360
	3/26/15	92,593	(6)	1.75	125,232

Su Il Yum (9)	1/09/15	70,512	(5)	0.88	45,946
	1/09/15	80,000	(4)	0.88	52,944

Judy R. Joice (10)	1/09/15	95,000	(4)	0.88	62,871
	1/09/15	54,420	(5)	0.88	35,460

(1)	The exercise price per share of such option grant was the closing price of our common stock on the NASDAQ Global Market on the date of grant.
(2)	Amounts shown represent the fair value per share as of the grant date of the award multiplied by the number of shares. For more information, please see Note 8 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.
(3)	Dr. Brown received a stock option grant of 250,000 shares for his performance in fiscal year 2014, which vest as described in footnote 4. In March 2015, Dr. Brown received a stock option grant in lieu of cash salary compensation to purchase 37,037 shares of the Company’s common stock which vest as described in footnote 6. For Dr. Brown’s performance in fiscal year 2015, he received in January 2016 a stock option grant of 200,000 shares, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 167,206 shares which vested immediately.
(4)	All options were granted under our 2000 Stock Plan. The vesting associated with the option is as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.
(5)	All options were granted under our 2000 Stock Plan. The shares subject to the bonus options are fully vested upon grant.
(6)	Represents options in lieu of base salary granted by the Compensation Committee on March 26, 2015. All options were granted under our 2000 Stock Plan. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service.
(7)

Mr. Hogan received a stock option grant of 125,000 shares for his performance in fiscal year 2014, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 69,613 shares which vested immediately in January 2015. In March 2015, Mr. Hogan received a stock option grant in lieu of cash salary compensation to purchase 13,333 shares of the Company’s common stock which vest as described in footnote 6. For Mr. Hogan’s performance in fiscal year 2015, he received in January 2016 a stock option grant of 100,000 shares, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 55,482 shares which vested immediately.
(8)	Dr. Theeuwes received a stock option grant of 200,000 shares for his performance in fiscal year 2014, which vest as described in footnote 4. In March 2015, Dr. Theeuwes received a stock option grant to purchase 92,593 shares of the Company’s common stock in lieu of cash salary compensation which vest as described in footnote 6. For Dr. Theeuwes’ performance in fiscal year 2015, he received in January 2016 a stock option grant of 149,600 shares, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 99,690 shares which vested immediately.
(9)	Dr. Yum received a stock option grant of 80,000 shares for his performance in fiscal year 2014, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 70,512 shares which vested immediately in January 2015. For Dr. Yum’s performance in fiscal year 2015, he received in January 2016 a stock option grant of 48,000 shares, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 45,115 shares which vested immediately.
(10)	Ms. Joice received a stock option grant of 95,000 shares for her performance in fiscal year 2014, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 54,420 shares which vested immediately in January 2015. For Ms. Joice’s performance in fiscal year 2015, she received in January 2016 a stock option grant of 76,000 shares, which vest as described in footnote 4 and an additional stock option grant in lieu of cash bonus of 41,843 shares which vested immediately.

With respect to Non-Equity Incentive Plan Awards for fiscal year 2015, the Compensation Committee set specific corporate targets and goals as described in “Compensation Discussion and Analysis—Bonus (Non-Equity Incentive Plan Compensation)” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2015, certain information regarding outstanding option awards at fiscal year-end for our Named Executive Officers. All options were granted under our 2000 Stock Plan. In addition, there were no stock awards outstanding for the individuals named below at December 31, 2015.

Outstanding Option Awards At December 31, 2015

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date		Option Expiration Date
James E. Brown	250,000	0	—	5.27	1/6/2006	(1)	1/6/2016
	175,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	175,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	210,000	0	—	3.11	1/27/2009	(2)	1/27/2019
	113,000	0	—	2.09	5/21/2009	(2)	5/21/2019
	210,000	0	—	2.18	1/22/2010	(2)	1/22/2020
	79,432	0	—	2.18	1/22/2010	(3)	1/22/2020
	210,000	0	—	3.26	1/20/2011	(2)	1/20/2021
	121,875	0	—	0.78	2/3/2012	(4)	2/3/2022
	96,306	0	—	0.78	2/3/2012	(5)	2/3/2022
	89,375	40,625	—	1.21	2/5/2013	(4)	2/5/2023
	63,391	0	—	1.21	2/5/2013	(5)	2/5/2023
	150,237	0	—	1.21	2/5/2013	(3)	2/5/2023
	65,625	84,375	—	2.09	1/31/2014	(4)	1/31/2024
	178,068	0	—	2.09	1/31/2014	(3)	1/31/2024
	48,077	0	—	1.36	3/28/2014	(5)	3/28/2024
	46,875	203,125	—	0.88	1/09/2015	(4)	1/09/2025
	27,777	9,260	—	1.75	3/26/2015	(5)	3/26/2025

Matthew J. Hogan	200,000	0	—	3.76	9/11/2006	(1)	9/11/2016
	90,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	110,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	125,000	0	—	3.11	1/27/2009	(2)	1/27/2019
	66,000	0	—	2.09	5/21/2009	(2)	5/21/2019
	140,000	0	—	2.18	1/22/2010	(2)	1/22/2020
	39,284	0	—	2.18	1/22/2010	(3)	1/22/2020
	140,000	0	—	3.26	1/20/2011	(2)	1/20/2021
	98,437	6,563	—	0.78	2/3/2012	(4)	2/3/2022
	27,191	0	—	0.78	2/3/2012	(3)	2/3/2022
	30,359	0	—	0.78	2/3/2012	(5)	2/3/2022
	79,062	35,938	—	1.21	2/5/2013	(4)	2/5/2023
	19,984	0	—	1.21	2/5/2013	(5)	2/5/2023
	66,902	0	—	1.21	2/5/2013	(3)	2/5/2023
	54,687	70,313	—	2.09	1/31/2014	(4)	1/31/2024
	51,236	0	—	2.09	1/31/2014	(3)	1/31/2024
	16,106	0	—	1.36	3/28/2014	(5)	3/28/2024
	9,999	3,334	—	0.88	1/09/2015	(5)	1/09/2025
	69,613	0	—	0.88	1/09/2015	(3)	1/09/2025
	23,437	101,563	—	0.88	1/09/2015	(4)	1/09/2025

Felix Theeuwes	250,000	0	—	5.27	1/6/2006	(1)	1/6/2016
	175,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	175,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	210,000	0	—	3.11	1/27/2009	(2)	1/27/2019
	113,000	0	—	2.09	5/21/2009	(2)	5/21/2019
	210,000	0	—	2.18	1/22/2010	(2)	1/22/2020
	81,443	0	—	2.18	1/22/2010	(3)	1/22/2020
	210,000	0	—	3.26	1/20/2011	(2)	1/20/2021
	121,875	8,125	—	0.78	2/3/2012	(4)	2/3/2022
	240,385	0	—	0.78	2/3/2012	(5)	2/3/2022
	89,375	40,625	—	1.21	2/5/2013	(4)	2/5/2023
	158,228	0	—	1.21	2/5/2013	(5)	2/5/2023
	111,966	0	—	1.21	2/5/2013	(3)	2/5/2023
	54,687	70,313	—	2.09	1/31/2014	(4)	1/31/2024

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date		Option Expiration Date
	87,247	0	—	2.09	1/31/2014	(3)	1/31/2024
	120,912	0	—	1.36	3/28/2014	(5)	3/28/2024
	37,500	162,500	—	0.88	1/09/2015	(4)	1/09/2025
	69,444	23,149	—	1.75	3/26/2015	(5)	3/26/2025

Su Il Yum	120,000	0	—	5.27	1/6/2006	(1)	1/6/2016
	131,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	110,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	140,000	0	—	3.11	1/27/2009	(2)	1/27/2019
	74,000	0	—	2.09	5/21/2009	(2)	5/21/2019
	125,000	0	—	2.18	1/22/2010	(2)	1/22/2020
	39,029	0	—	2.18	1/22/2010	(3)	1/22/2020
	140,000	0	—	3.26	1/20/2011	(2)	1/20/2021
	93,438	7,188	—	0.78	2/3/2012	(4)	2/3/2022
	31,077	0	—	0.78	2/3/2012	(5)	2/3/2022
	68,750	31,250	—	1.21	2/5/2013	(4)	2/5/2023
	40,911	0	—	1.21	2/5/2013	(5)	2/5/2023
	66,998	0	—	1.21	2/5/2013	(3)	2/5/2023
	39,375	50,625	—	2.09	1/31/2014	(4)	1/31/2024
	52,042	0	—	2.09	1/31/2014	(3)	1/31/2024
	15,000	65,000	—	0.88	1/09/2015	(4)	1/09/2025
	70,512	0	—	0.88	1/09/2015	(3)	1/09/2025

Judy R. Joice	50,000	0	—	4.85	8/14/2007	(1)	8/14/2017
	20,172	0	—	5.89	1/18/2008	(1)	1/18/2018
	25,000	0	—	3.87	7/7/2008	(1)	7/7/2018
	96,000	0	—	3.11	1/27/2009	(2)	1/27/2019
	51,000	0	—	2.09	5/21/2009	(2)	5/21/2019
	100,000	0	—	2.18	1/22/2010	(2)	1/22/2020
	23,723	0	—	2.18	1/22/2010	(3)	1/22/2020
	5,000	0	—	3.01	3/31/2010	(6)	3/31/2020
	90,000	0	—	3.26	1/20/2011	(2)	1/20/2021
	70,312	4,688	—	0.78	2/3/2012	(4)	2/3/2022
	22,957	0	—	0.78	2/3/2012	(3)	2/3/2022
	17,500	2,500	—	0.73	4/11/2012	(4)	4/11/2022
	61,875	28,125	—	1.21	2/5/2013	(3)	2/5/2023
	46,097	0	—	1.21	2/5/2013	(4)	2/5/2023
	43,750	56,250	—	2.09	1/31/2014	(4)	1/31/2024
	30,452	0	—	2.09	1/31/2014	(3)	1/31/2024
	17,500	22,500	—	1.36	3/28/2014	(4)	3/28/2024
	54,420	0	—	0.88	1/09/2015	(3)	1/09/2025
	17,812	77,188	—	0.88	1/09/2015	(4)	1/09/2025

(1)	The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to such option shall vest on each one-year anniversary of the date of grant.
(2)	The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant, and one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over three (3) years following the one-year anniversary.
(3)	The vesting associated with these option grants are as follows: 100% of the total shares subject to such option shall vest on the date of grant.
(4)	The vesting associated with these option grants are as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.
(5)	The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service.
(6)	The vesting associated with these option grants are as follows: 100% of the total shares subject to such option shall vest on the one year anniversary following the date of grant, subject to continued service.

EXERCISES

The following table shows for the fiscal year ended December 31, 2015, certain information regarding option exercises and stock vested during the last fiscal year with respect to our Named Executive Officers:

Option Exercises in Fiscal 2015 (1)

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James E. Brown	—	—
Matthew J. Hogan	—	—
Felix Theeuwes	—	—
Su Il Yum	—	—
Judy R. Joice	—	—

(1)	We do not currently utilize stock awards as part of our compensation plan. As such, we do not include information regarding stock awards that would otherwise appear as blank columns in this table.

CHANGE OF CONTROL AGREEMENTS

In April 2004, our Board of Directors adopted a change of control policy applicable to our officers who hold the rank of Vice President and above (who are not party to any other change of control agreement with us) which provides that, in the event that such officer’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such officer shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such officer shall receive a cash payment equal to one year of such officer’s then current notional salary, provided that such cash payment will be equal to two years of such officer’s then current notional salary in the case of James E. Brown or Felix Theeuwes. Any such benefits are conditioned upon such officer delivering to us an effective release releasing us or our successor from any and all claims the officer may have against such entities related to or arising in connection with his or her employment, term of such employment and termination thereof, and the officer agreeing, for the period during which she or he is receiving or has received payment of cash severance (but not exceeding two years), he or she will not, directly or indirectly, act as a partner, joint venturer, consultant, officer, director, employee, agent, independent contractor or stockholder of any company or business organization (including any unit or division of any company or organization) whose business is the development and marketing of products and services that are directly competitive with the products and services being developed and marketed by us immediately prior to our change of control. In September 2008, we amended the policy for compliance with Section 409A of the Code such that any such cash payment shall be payable in equal installments over the twelve month period, subject to a six month delay as required to avoid adverse tax consequences to “specified employees” under Code Section 409A. In December 2013, we further amended the policy to conform with Code Section 409A and other legal requirements.

In April 2004, our Board of Directors adopted a change of control policy applicable to all employees other than officers who hold the rank of Vice President and above which provides that, in the event that such employee’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such employee shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such employee shall receive a payment of 2 weeks of such employee’s then current salary for each full year of employment with us (taking into consideration the period of employment by the surviving entity as employment with us), up to a maximum total severance payment equal to 12 months of such employee’s then current salary. Had a change in control occurred during fiscal 2015 and had their employment been terminated on December 31, 2015, our Named Executive Officers would have been eligible to receive the payments set forth in the columns under the heading “Terminations Within 24 Months of a Change in Control” in the table below.

Terminations Within 24 Months of a Change in Control
Name	Severance Payments ($)	Value of Accelerated Unvested Options (1)($)
James E. Brown	1,062,578	336,785
Matthew J. Hogan	345,015	190,373
Felix Theeuwes	633,520	287,455
Su Il Yum	282,534	134,054
Judy R. Joice	293,550	167,064

(1)	The value of accelerated vesting of the options is based solely on the excess, if any, of $2.21 per share, the closing market price on December 31, 2015, over the exercise price of the unvested portion (as of December 31, 2015) of our Named Executive Officers’ stock options. Because many of our stock options have exercise prices higher than our current stock price, if our stock value was higher at the time of any actual termination of employment, additional stock options could have considerable value.

DIRECTOR COMPENSATION

Overview of Compensation and Procedures

The Compensation Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

●	publicly available data describing director compensation in peer companies;

●	survey data collected by our human resources department; and

●	information obtained directly from other companies.

In 2009 and 2012, the Compensation Committee retained J. Richard & Co., an independent compensation consultant, to analyze director compensation programs used by public life sciences companies comparable to us. Based upon J. Richard & Co.’s analysis and input, the Compensation Committee determined that our director compensation was below that provided by companies comparable to us. As a result of these findings, and in an effort to ensure our ability to attract and retain qualified directors, we changed our non-employee director compensation structure in December 2009, in April 2013 and in September 2013. In 2013, the Compensation Committee retained Setren, Smallberg and Associates, Inc., an independent compensation consulting firm, to analyze the director compensation programs. As a result of that review, we increased the number of options granted to non-employee directors when they first become a director (from 35,000 shares to 70,000). All other board compensation practices remained unchanged.

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. Effective December 2009, each non-employee director is eligible to receive an attendance fee of $1,500 for each Board meeting attended and $500 for each telephonic Board meeting, and a cash retainer fee equal to $30,000 per year paid on a quarterly basis in arrears. In addition, for each Board committee on which a non-employee director serves, he or she shall be eligible to receive an attendance fee of $1,000 for each committee meeting attended and a cash retainer fee equal to $8,000, $6,000 and $5,000 per year for serving on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee respectively paid on a quarterly basis in arrears; provided that the cash retainer to be received by the chairperson of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is $22,500, $15,000 per year and $12,000 per year, respectively, each paid on a quarterly basis in arrears.

In March 2015, to preserve cash and more closely align the interests of the Company’s directors with the interests of the Company’s stockholders, the non-employee directors also agreed to receive a portion of their retainers in stock options. The total shares subject to each option in lieu of cash retainer was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of the options was $1.75, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.

Name	Amount of Retainers Provided As Options ($)	Option Awards (Number of Shares subject to option grant)
Simon X. Benito	15,000	11,111
Terrence F. Blaschke, M.D.	15,000	11,111
David R. Hoffmann	37,500	27,778
Armand P. Neukermans, Ph.D.	15,000	11,111
Jon S. Saxe	15,000	11,111
Jay Shepard	15,000	11,111

In March 2016, to preserve cash and more closely align the interests of the Company’s directors with the interests of the Company’s stockholders, the non-employee directors also agreed to receive a portion of their retainers in stock options. The total shares subject to each option in lieu of cash retainer was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of the options was $1.35, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.

Name	Amount of Retainers Provided As Options ($)	Option Awards (Number of Shares subject to option grant)
Simon X. Benito	15,000	14,423
Terrence F. Blaschke, M.D.	15,000	14,423
David R. Hoffmann	37,500	36,058
Armand P. Neukermans, Ph.D.	15,000	14,423
Jon S. Saxe	15,000	14,423
Jay Shepard	15,000	14,423

All of our current non-employee directors receive stock option grants as part of their compensation for their service. When each non-employee director first becomes a director, he or she receives nonstatutory options to purchase shares of our common stock, which by approval of the Board of Directors was increased by 5,000 shares to a total of 35,000 shares in December 2009 and was increased again by 35,000 shares to a total of 70,000 shares in September 2013 as a result of the review by our independent compensation consultant. These options have a ten-year term and become exercisable in installments of one-third of the total number of shares granted on each anniversary of the grant. Additionally, each director who has served for at least 6 months will receive options to purchase an additional 20,000 shares of our common stock on the date of the annual stockholder meeting (Annual Grant), which by approval of the Board of Directors was increased by 5,000 shares to a total of 25,000 shares in December 2009 and was increased again by 10,000 shares to a total of 35,000 shares in April 2013, and such Annual Grant vests on the day before the first anniversary of the date of grant of the Annual Grant. These options are for a ten-year term. In each case, the size of the option grants would be adjusted to reflect any stock splits, stock dividends, combinations or similar transactions. The exercise price of the options granted under our Directors’ Plan must be at least 100% of the closing price of our common stock on the NASDAQ Global Market on the date the option is granted. Options granted on or after June 24, 2013 may be exercised only (1) while the individual is serving as a director on the Board, (2) within 12 months after termination by death or disability or (3) within 24 months after the individual’s term as director ends for any other reason. Stock options to directors had been granted under our Directors’ Plan until the expiration of the plan in September 2010, after which stock options to directors have been granted under our 2000 Stock Plan.

Employee directors receive no additional compensation for serving on our Board of Directors.

The following table sets forth certain information regarding the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2015.

Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation ($)	Total ($)
Simon X. Benito	54,500	89,000	—	143,500
Terrence F. Blaschke, M.D.	27,500	89,000	—	116,500
David R. Hoffmann	33,500	111,542	—	145,042
Armand P. Neukermans, Ph.D.	38,500	89,000	—	127,500
Jon S. Saxe	41,500	89,000	—	130,500
Jay Shepard	20,000	89,000	—	109,000

(1)	Amounts shown represent the aggregate grant date fair value of the stock option awards. In March 2015, options to purchase 83,333 shares of our common stock at $1.75 per share were granted under our 2000 Stock Plan to each of Drs. Blaschke and Neukermans and Messrs. Benito, Hoffmann, Saxe, and Shepard in lieu of cash retainer. For more information, please see “Director Compensation.” In June 2015, an option to purchase 35,000 shares of our common stock at $2.11 per share was granted under our 2000 Stock Plan to each of Drs. Blaschke and Neukermans and Messrs. Benito, Hoffmann, Saxe and Shepard. For more information, please see Note 8 of the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding the assumptions underlying the valuation of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—DIRECTORS

The following table sets forth certain information regarding outstanding equity awards at December 31, 2015 of all of our non-employee directors:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable
Simon X. Benito	266,743	37,778
Terrence F. Blaschke, M.D.	276,743	37,778
David R. Hoffmann	329,359	41,945
Armand P. Neukermans, Ph.D.	266,743	37,778
Jon S. Saxe	266,743	37,778
Jay Shepard	104,423	61,111

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	27,298,453	$2.41	2,519,432	(2)(3)
Equity compensation plans not approved by security holders	—	$—	—

Total	27,298,453	$2.41	2,519,432

(1)	Consists of the following equity compensation plans: (i) our 2000 Stock Plan, (ii) our 2000 Directors’ Stock Option Plan, and (iii) our 2000 Employee Stock Purchase Plan.
(2)	Includes 2,405,807 shares of our common stock reserved under our 2000 Stock Plan for future issuance.
(3)	Includes 113,625 shares of our common stock reserved under our 2000 Employee Stock Purchase Plan for future issuance.

CERTAIN RELATIONSHIPS

In accordance with the Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions (as defined in Item 404 of Reg. S-K), other than compensation transactions, which are subject to the auspices of the Compensation Committee. Although we have not entered into any financial transactions with any immediate family member of any of our directors or executive officers, if we were to do so, any such material financial transaction would need to be approved by the Audit Committee before we enter into such a transaction. The Audit Committee also reviews and approves our proxy statement and the information contained therein.

OTHER TRANSACTIONS

During the last fiscal year, we granted options to purchase common stock to our employees and directors as reported in this proxy statement.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Notwithstanding anything to the contrary set forth in any of the our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

●	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

●	based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of DURECT Corporation:

Simon Benito

David R. Hoffmann

Armand P. Neukermans

Jon S. Saxe

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Simon Benito, David R. Hoffmann, Armand P. Neukermans and Jon S. Saxe. No member of the committee nor any executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

As required by NASDAQ rules, the Audit Committee of the DURECT Corporation Board of Directors is composed of three independent directors. The committee operates under a written charter adopted by the Board of Directors in March 2000 and last revised in June 2015.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held five meetings during the fiscal year 2015. Management represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. In 2016, the Audit Committee met and reviewed and discussed the audited financial statements for fiscal year 2015 with management and the Company’s independent registered public accounting firm.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Audit Standard No. 16, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from the Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence. Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from DURECT Corporation.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee of the Board of Directors of DURECT Corporation:

Simon X. Benito

David R. Hoffmann

Jon S. Saxe

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

During the fiscal years ended December 31, 2015 and 2014, Ernst & Young LLP, our independent registered public accounting firm and principal accountants, billed the fees set forth below. All Audit Fees, Audit-Related Fees, Tax Fees and Other Fees for 2015 and 2014 were pre-approved by the Audit Committee according to the policies and procedures described above under the caption “The Board, Board Committees and Meetings—Audit Committee.”

	Years Ended December 31,
	2015	2014
Audit Fees	$864,400	$828,203
Tax Fees	50,000	50,000
Other Fees	—	3,240

	$914,400	$881,443

Audit Fees

Fees for audit services include fees associated with the audits of our annual financial statements and the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 included in our Form 10-K and the review of the financial statements included in our quarterly reports on Form 10-Q. Audit fees include fees for advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. The 2015 and 2014 audit fees also include approximately $62,900 and $63,000, respectively, related to the review of SEC registration statements, issuance of comfort letters, and issuance of consents.

Tax Fees

Tax fees include tax compliance services related to preparation of tax returns, responding to inquiries of the Internal Revenue Service and other tax matters.

All Other Fees

Other fees consist of an annual subscription to on-line accounting information and updates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based upon our review of the reporting forms we received and written representations from certain persons that no other reports were required to be filed by those persons, we believe that all filing requirements applicable to our officers, directors and 10% stockholders were complied with for fiscal year 2015.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote by telephone or the Internet as described on the proxy card.

By Order of the Board of Directors,

/s/ Matthew J. Hogan

Matthew J. Hogan

Chief Financial Officer and Secretary

April 28, 2016

Cupertino, California

Exhibit 1

DURECT CORPORATION

2000 STOCK PLAN

(as amended on March 13, 2000)

(as further amended on March 31, 2000)

(as further amended on March 15, 2001)

(as further amended April 14, 2005)

(as further amended June 23, 2010)

(as further amended June 23, 2011)

(as further amended June 16, 2014)

(as further amended June 22, 2016)

1.	Purposes of the Plan. The purposes of this 2000 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options (as defined under Section 422 of the Code) or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder. Stock Grants, Stock Units, Stock Appreciation Rights, Stock Purchase Rights and Cash Awards may also be granted under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

(b)	“Applicable Laws” means the legal requirements relating to the administration of stock option and restricted stock purchase plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(c)	“Award” means a Stock Award, a Cash Award or an Option granted in accordance with the terms of the Plan.

(d)	“Award Agreement” means a Stock Award Agreement, Cash Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash Award” means a bonus opportunity awarded under Section 14 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

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(g)	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h)	“Committee” means the Committee appointed by the Board of Directors in accordance with Section 4(a) and (b) of the Plan.

(i)	“Common Stock” means the Common Stock of the Company.

(j)	“Company” means Durect Corporation, a Delaware corporation.

(k)	“Consultant” means any person, including an advisor, who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services and is compensated for such services, and any Director of the Company whether compensated for services provided in his or her capacity as a Director or not.

(l)	“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than three (3) months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or their respective successors. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant.

(m)	“Director” means a member of the Board of Directors of the Company.

(n)	“Employee” means any person (including, if appropriate, Officers, Directors and Named Executives), employed by the Company or any Parent or Subsidiary of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by the Administrator in its discretion, subject to any requirements of the Code. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)	“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or a national market system including without limitation The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such system or exchange, or the exchange with the greatest volume of trading in Common Stock, on the date of grant or the date of determination, as applicable (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of grant or the date of determination, as applicable, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid

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and low asked prices for the Common Stock on the date of grant (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written Option Agreement.

(r)	“Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(s)	“Named Executive” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(t)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written Option Agreement.

(u)	“Officer” means a person who is an officer of the Company (or any Parent or Subsidiary) within the meaning of Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(v)	“Option” means a stock option granted pursuant to the Plan.

(w)	“Option Agreement” means a written agreement between an Optionee and the Company reflecting the terms of an Option granted under the Plan and includes any documents attached to such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(x)	“Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(y)	“Optionee” means an Employee or Consultant who receives an Option.

(z)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(aa)	“Participant” means any holder of one or more Options or Stock Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

(bb)	“Plan” means this 2000 Stock Plan.

(cc)

“Qualifying Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Parent, Subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, and on a pre-tax or after-tax basis, in each case as specified by the Committee in the Award: (i) cash flow (including operating cash flow or free cash flow); (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xxiii) improvement in workforce diversity; (xxiv) expenses; (xxv) economic value added; (xxvi) product quality;

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(xxvii) number of customers; (xxviii) objective customer indicators; (xxix) customer satisfaction; (xxx) new product invention or innovation; (xxxi) profit after taxes; (xxxii) pre-tax profit; (xxxiii) working capital; (xxxiv) sales; (xxxv) advancement of the Company’s product pipeline; (xxxvi) consummation of strategic transactions; (xxxvii) reduction in cash utilization; and (xxxviii) addition of technologies and products. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any gains or losses classified as extraordinary or as discontinued operations in the Company’s financial statements.

(dd)	“Reporting Person” means an Officer, Director, or greater than 10% stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(ee)	“Restatement Effective Date” means the date of the Company’s 2011 Annual Meeting of Stockholders.

(ff)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Award under Sections 11, 12 or 13 below.

(gg)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.

(hh)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.

(ii)	“Stock Appreciation Right” means a right to receive cash and/or shares of Common Stock based on the appreciation in the Fair Market Value of a specific number of shares of Common Stock granted under Section 13.

(jj)	“Stock Award” means a Stock Grant, a Stock Unit, a Stock Appreciation Right or a Stock Purchase Right granted under Sections 11, 12 or 13.

(kk)	“Stock Award Agreement” means a written agreement, the form(s) of which shall be approved from time to time by the Administrator, between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ll)	“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(mm)	“Stock Grant” means the award of a certain number of shares of Common Stock granted under Section 11 below.

(nn)	“Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 12 below.

(oo)	“Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(pp)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(qq)	“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

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3.	Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, the maximum aggregate number of Shares that may be sold or issued under the Plan is 33,796,500 Shares; provided, however, that the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Option is 33,796,500 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, any Shares issued in connection with Awards granted on or after June 23, 2010, other than Options and Stock Appreciation Rights, shall be counted against the limit set forth herein as two (2) Shares for every one (1) Share issued in connection with such Award (and shall be counted as two (2) Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to this Section 3 in connection with Awards other than Options and Stock Appreciation Rights).

Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of a Stock Appreciation Right that is exercised (whether or not Shares are actually issued to the Participant upon exercise of the Stock Appreciation Right) shall be considered issued pursuant to the Plan.

4.	Administration of the Plan.

(a)	General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Optionees and, if permitted by the Applicable Laws, the Board may authorize one or more officers (who may (but need not) be Officers) to grant Options, Stock Awards and Cash Awards to Employees and Consultants.

(b)	Administration With Respect to Reporting Persons. With respect to Options, Stock Awards and Cash Awards granted to Reporting Persons and Named Executives, the Plan may (but need not) be administered so as to permit such Options, Stock Awards and Cash Awards to qualify for the exemption set forth in Rule 16b-3 and to qualify as performance-based compensation under Section 162(m) of the Code.

(c)	Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan pursuant to Section 4(b) above, to the extent permitted or required by Rule 16b-3 and Section 162(m) of the Code.

(d)	Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan;

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(ii)	to select the Consultants and Employees to whom Options, Stock Awards and Cash Awards or any combination thereof may from time to time be granted hereunder;

(iii)	to determine whether and to what extent Options, Stock Awards and Cash Awards or any combination thereof are granted hereunder;

(iv)	to determine the number of shares of Common Stock to be covered by each such Award granted hereunder;

(v)	to approve forms of agreement for use under the Plan;

(vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price (if applicable), the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vii)	to determine the terms and restrictions applicable to Stock Awards and the Restricted Stock purchased by exercising such Stock Awards; and

(viii)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix)	in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options, Stock Awards and Cash Awards to participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs;

(x)	to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xi)	to correct administrative errors;

(xii)	to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 20 of the Plan and except as set forth in that Section, may not impair any outstanding Award unless agreed to in writing by the Participant;

(xiii)	to authorize conversion or substitution under the Plan of any or all options, stock appreciation rights or stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger, acquisition or other transaction. The Conversion Awards may be Nonstatutory

Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

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(xiv)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xv)	to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvi)	to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xvii)	to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(e)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of Options, Stock Awards or Cash Awards.

5.	Eligibility.

(a)	Recipients of Grants. Nonstatutory Stock Options, Stock Awards and Cash Awards may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option, Stock Award or Cash Award may, if he or she is otherwise eligible, be granted additional Options, Stock Awards or Cash Awards.

(b)	Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(c)	Employment Relationship. The Plan shall not confer upon the holder of any Option or Stock Award any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with such holder’s right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

6.	Term of Plan. The Plan became effective upon its initial approval by the stockholders of the Company in March 2000 and was amended and restated effective as of the Restatement Effective Date. It shall continue in effect for a term of ten (10) years from the Restatement Effective Date unless sooner terminated under Section 20 of the Plan.

7.	Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided, however, that the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

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8.	Limitation on Grants to Employees. Subject to adjustment as provided in Section 17 below, the maximum number of Shares which may be subject to Options and Stock Awards granted to any one Employee under this Plan for any fiscal year of the Company shall be 1,500,000 Shares.

9.	Option Exercise Price and Consideration.

(a)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board and set forth in the applicable agreement, but shall be subject to the following:

(i)	In the case of an Incentive Stock Option that is:

(A)	granted to an Employee who, at the time of the grant of such Incentive Stock Option, is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)	granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant; or

(iii)	Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b)	No Option Repricings, Exchanges or Buyouts. Other than in connection with a change in the Company’s capitalization, merger or certain other transactions (as described in Section 17 of the Plan), the following actions will be subject to stockholder approval: (i) the reduction of the exercise price of any Option granted under the Plan or (ii) the cancellation of an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Stock Appreciation Right or other Award or for a cash payment. Notwithstanding the foregoing, canceling an Option in exchange for another Option, Stock Appreciation Right or other Award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price of the original Option shall not be subject to stockholder approval.

(c)	Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) promissory note (subject to the provisions of Section 153 of the Delaware General Corporation Law), (4) other Shares that (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) authorization for the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (6) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price and any applicable income or employment taxes, (7) any combination of the foregoing methods of payment, or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted under the Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

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10.	Exercise of Option.

(a)	Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Optionee under Applicable Law. In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Optionee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Optionee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written (including electronic) notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 9(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, not withstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 17 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Termination of Employment or Consulting Relationship. Subject to Section 10(c) below, in the event of termination of an Optionee’s Continuous Status as an Employee or Consultant with the Company, such Optionee may, but only within three months (or such other period of time not less than 30 days as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option and not exceeding three months) after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that the Optionee was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate. No termination shall be deemed to occur and this Section 10(b) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(c)	Disability of Optionee.

(i)

Notwithstanding Section 10(b) above, in the event of termination of an Optionee’s Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (within the meaning of Section 22(e)(3) of the Code), such Optionee may, but only

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within twelve months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(ii)	In the event of termination of an Optionee’s Continuous Status as an Employee or Consultant as a result of a disability which does not fall within the meaning of total and permanent disability (as set forth in Section 22(e)(3) of the Code), such Optionee may, but only within six months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. However, to the extent that such Optionee fails to exercise an Option which is an Incentive Stock Option (“ISO”) (within the meaning of Section 422 of the Code) within three months of the date of such termination, the Option will not qualify for ISO treatment under the Code. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or if the Optionee does not exercise such Option to the extent so entitled within six months from the date of termination, the Option shall terminate.

(d)	Death of Optionee. In the event of the death of an Optionee during the period of Continuous Status as an Employee or Consultant since the date of grant of the Option, or within 30 days following termination of the Optionee’s Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by such Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death or, if earlier, the date of termination of the Optionee’s Continuous Status as an Employee or Consultant. To the extent that the Optionee was not entitled to exercise the Option at the date of death or termination, as the case may be, or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(e)	Extension of Exercise Period. The Administrator shall have full power and authority to extend the period of time for which an Option is to remain exercisable following termination of an Optionee’s Continuous Status as an Employee or Consultant from the periods set forth in Sections 10(b), 10(c) and 10(d) above or in the Option Agreement to such greater time as the Board shall deem appropriate, provided that in no event shall such Option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

(f)	Rule 16b-3. Options granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.

11.	Stock Grants and Stock Unit Awards. Each Stock Award Agreement reflecting the issuance of a Stock Grant or Stock Unit shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)	Consideration. A Stock Grant or Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or a Subsidiary for its benefit.

(b)	Minimum Vesting. Effective upon stockholder approval of the Plan in 2016, newly granted Stock Grants and Stock Units which vest based on the Participant’s Continuous Service shall not provide

10

for vesting which is any more rapid than vesting after one (1) year, and newly granted Stock Grants and Stock Units which vest upon the attainment of performance criteria shall provide for a performance period of at least one (1) year. Notwithstanding any contrary provision of the Plan, following the effectiveness of the minimum vesting requirements of this Section 11(b), Stock Grants and Stock Units covering a maximum of five percent (5%) of the Shares authorized for issuance under the Plan may be granted without regard to the limitations of this Section 11(b).

(c)	Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the agreement.

(d)	Transferability. Rights to acquire Shares under a Stock Grant or a Stock Unit agreement shall be transferable by the Participant only by will or by the laws of descent and distribution.

12.	Stock Purchase Rights.

(a)	Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer, which shall in no event exceed 30 days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The purchase price of Shares subject to Stock Purchase Rights shall be as determined by the Administrator. The offer to purchase Shares subject to Stock Purchase Rights shall be accepted by execution of a Stock Award Agreement in the form determined by the Administrator.

(b)	Repurchase Option. Unless the Administrator determines otherwise, the Stock Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Award Agreement shall be the original purchase price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(c)	Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d)	Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 17 of the Plan.

13.	Stock Appreciation Rights.

(a)	General. Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Administrator may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Stock Award Agreement.

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(b)	Exercise of Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the excess of the Fair Market Value on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the base appreciation amount of the Shares pursuant to the Stock Appreciation Right. The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Administrator and may be in cash, Shares or a combination thereof, over the period or periods, in each case as specified in the Stock Award Agreement. A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant. A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

(c)	Nonassignability of Stock Appreciation Rights. Except as determined by the Board, no Stock Appreciation Right shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.

(d)	Base Appreciation Amount and Term of Stock Appreciation Right. Notwithstanding anything herein to the contrary, the price used to determine the amount payable to a Participant (in accordance with Section 13(b) above) upon exercise of any Stock Appreciation Right granted under the Plan (referred to in the Plan as the “base appreciation amount”) shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, that Stock Appreciation Rights may be granted with a base appreciation amount other than as required above pursuant to a merger or other corporate transaction. The term of each Stock Appreciation Right shall be the term stated in the Stock Award Agreement; provided, however, that the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the Stock Award Agreement.

(e)	No Repricings, Exchanges or Buyouts. Other than in connection with a change in the Company’s capitalization, merger or certain other transactions (as described in Section 17 of the Plan), the following actions will be subject to stockholder approval: (i) the reduction of the base appreciation amount of any Stock Appreciation Right granted under the Plan or (ii) the cancellation of a Stock Appreciation Right at a time when its base appreciation amount exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Stock Appreciation Right or other Award or for a cash payment. Notwithstanding the foregoing, canceling a Stock Appreciation Right in exchange for another Option, Stock Appreciation Right or other Award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the base appreciation amount of the original Stock Appreciation Right shall not be subject to stockholder approval.

14.	Cash Awards. Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one (1) year.

(a)	Cash Award. Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of a Cash Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed U.S. $1,000,000.

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(b)	Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time (or in such other manner that complies with Section 162(m)).

(c)	Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)	Termination of Employment. The Administrator shall have the discretion to determine the effect a Termination of Employment due to (i) disability, (ii) death or (iii) otherwise shall have on any Cash Award.

15.	Section 162(m) Compliance. Any Stock Award (other than an Option or any other Stock Award having a purchase price equal to 100% of the Fair Market Value on the date such award is made) or Cash Award that is intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must not be granted before achievement of one or more Qualifying Performance Criteria or may be granted before such achievement, provided that the Award does not vest or become exercisable before achievement of the Qualifying Performance Criteria. Notwithstanding anything to the contrary herein, the Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code as required under applicable regulations and to conform the procedures related to the Award to the requirements of Section 162(m).

16.	Taxes.

(a)	As a condition of the grant, exercise or vesting of an Option, Stock Award or Cash Award granted under the Plan or issuance of Shares under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option, Stock Award or Cash Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise of Option, Stock Award or Cash Award and the issuance of Shares. The Company shall not be required to issue any Shares or pay any cash under the Plan until such obligations are satisfied.

(b)	In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option or Stock Award.

(c)

In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Award that number of Shares

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having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the minimum statutory amounts required to be withheld. For purposes of this Section 16, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(d)	If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Stock Award by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Participant for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value determined as of the applicable Tax Date equal to the minimum statutory amounts required to be withheld.

(e)	Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 16(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 16(d) above must be made on or prior to the applicable Tax Date.

(f)	In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the applicable Tax Date.

17.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Stock Award, and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Stock Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option or Stock Award, and the number of shares set forth in Sections 3(i) and 8 above, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Board shall also make such adjustments as provided in this Section 17(a) or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Award.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Optionee at least 15 days prior to such proposed action. To the extent it has not been previously exercised, the Option or Stock Award will terminate immediately prior to the consummation of such proposed action.

(c)

Merger or Sale of Assets. In the event of a proposed sale of all or substantially all of the Company’s assets or a merger of the Company with or into another corporation, each outstanding Award shall be assumed or an equivalent option or right shall be substituted by such successor

14

corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume the Award or to substitute an equivalent award, in which case such Award shall accelerate immediately prior to the consummation of the merger or sale of assets. For purposes of this Section 17(c), an Option or Stock Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon such merger or sale of assets, each holder of an Option or Stock Award would be entitled to receive upon exercise of the Option or Stock Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of such transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the Option or the Stock Award at such time (after giving effect to any adjustments in the number of Shares covered by the Option or Stock Award as provided for in this Section 17); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Award (or, as applicable, vesting of a Stock Award), for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(d)	Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per share of Common Stock covered by each outstanding Option or Stock Award to reflect the effect of such distribution.

18.	Non-Transferability of Awards.

(a)	General. Except as set forth in this Section 18, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any(b) manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Option or Stock Award may be exercised, during the lifetime of the holder of an Option or Stock Award, only by such holder or a transferee permitted by this Section 18.

(b)	Limited Transferability Rights. The Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to Option Agreements specifying the manner in which such Nonstatutory Stock Options are transferable.

19.	Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other date as is determined by the Board; provided, however, that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

20.	Amendment and Termination of the Plan.

(a)

Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Optionee or holder of Stock Awards or Cash Awards under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. In addition, unless approved by the stockholders of the Company, no amendment shall be made that would result in a repricing of Options or Stock Appreciation Rights by (x) reducing the exercise price or base appreciation amount

15

of outstanding Options and Stock Appreciation Rights or (y) canceling an outstanding Option or Stock Appreciation Right held by a Participant and re-granting to the Participant a new Option with a lower exercise price, a Stock Appreciation Right with a lower base appreciation amount, or another Award, in either case other than in connection with a change in the Company’s capitalization, merger or certain other transactions pursuant to Section 17 of the Plan.

(b)	Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect Options, Stock Awards or Cash Awards already granted, unless mutually agreed otherwise between the Optionee or holder of the Stock Awards or Cash Awards and the Board, which agreement must be in writing and signed by the Optionee or holder of the Stock Awards or Cash Awards and the Company.

21.	Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

As a condition to the exercise of an Option or Stock Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

22.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.	Agreements. Options, Stock Awards and Cash Awards shall be evidenced by written Option Agreements, and Stock Award Agreements and Cash Award Agreements respectively, in such form(s) as the Administrator shall approve from time to time.

24.	Stockholder Approval. If required by Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan, as amended and restated effective June 16, 2014, is adopted. Such stockholder approval shall be obtained in the degree and manner required under the Applicable Laws.

25.	Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Parent or Subsidiary. The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
02C6ZB
1 U PX +
Annual Meeting Proxy Card
.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
+
Change of Address — Please print your new address below. Comments — Please print your comments below.
B Non-Voting Items
A
Meeting Attendance
Mark the box to the right
if you plan to attend the
Annual Meeting.
Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
IMPORTANT ANNUAL MEETING INFORMATION
01—Felix Theeuwes 02—Simon X. Benito
1. Election of Directors: For Withhold For Withhold
For Against Abstain For Against Abstain
3. Say on Pay—An advisory vote on the approval of
executive compensation.
2. An amendment to the 2000 Stock Plan to increase the number of shares of the Company’s Common Stock available for issuance
by 5,000,000 shares and to re-approve its material terms.
4. The ratification of our appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
03—Terrence F. Blaschke
For Withhold
NNNNNNNNNNNN
NNNNNNN 2 7 6 2 4 9 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN
C 1234567890 J N T
1234 5678 9012 345
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
ENDORSEMENT_LINE            SACKPACK
MMMMMMMMMMMMMMM C123456789
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on June 22, 2016.
Vote by Internet
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Notice of 2016 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — June 22, 2016
James E. Brown and Matthew J. Hogan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of DURECT Corporation
to be held on Wednesday, June 22, 2016 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)
Proxy — DURECT Corporation
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.